Exhibit 4.29

This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment advisor, stockbroker, bank, trust company or other nominee. No securities regulatory authority has expressed an opinion about the merits of the transactions described in this document or the securities offered pursuant to such transactions and it is an offence to claim otherwise.

Information has been incorporated by reference in the enclosed circular from documents filed with the securities commissions or similar regulatory authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from Augusta Resource Corporation at 2900, 550 Burrard Street, Vancouver, British Columbia, V6C 0A3, Attention: Secretary (telephone: 604.687.1717) and are also available electronically on SEDAR at www.sedar.com.

NOTICE OF
SPECIAL MEETING
OF SHAREHOLDERS
AND
MANAGEMENT INFORMATION CIRCULAR
RELATING TO
THE PROPOSED AMALGAMATION OF AUGUSTA RESOURCE
CORPORATION AND 8988285 CANADA INC., AN INDIRECT, WHOLLY-
OWNED SUBSIDIARY OF
HUDBAY MINERALS INC.

MEETING TO BE HELD AT 10:00 A.M. (TORONTO TIME)
ON SEPTEMBER 19, 2014 AT GOODMANS LLP, 333 BAY STREET, SUITE 3400, TORONTO,
ONTARIO

August 25, 2014

This offering is made by a foreign issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare the enclosed circular in accordance with the disclosure requirements under applicable Canadian laws. Shareholders should be aware that such requirements are different from those of the United States. Financial statements included or incorporated herein, if any, have been prepared in accordance with Canadian generally accepted accounting principles (“IFRS”), and may be subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Shareholders should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein.

The enforcement by investors of civil liabilities under the United States securities laws may be affected adversely by the fact that HudBay Minerals Inc. and Augusta Resource Corporation are each corporations existing under the laws of Canada, that some or all of their officers and directors are residents of Canada, that some or all of the experts named in the registration statement may be residents of a foreign country, and that all or a substantial portion of the assets of the HudBay Minerals Inc. and Augusta Resource Corporation and said persons may be located outside the United States.

THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE AMALGAMATION HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE ENCLOSED CIRCULAR ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

RECOMMENDATION TO SHAREHOLDERS

The Board of Directors recommends that Shareholders vote FOR the Amalgamation Resolution.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN THAT a special meeting (the “Meeting”) of the holders (“Shareholders”) of common shares (the “Augusta Shares”) of Augusta Resource Corporation (“Augusta”) will be held at 10:00 a.m. (Toronto time) on September 19, 2014 at the offices of Goodmans LLP, 333 Bay Street, Suite 3400, Toronto, Ontario, for the following purposes:

1.                                      to consider and, if determined advisable, pass, with or without amendment, a special resolution (the “Amalgamation Resolution”), the text of which is set out in Appendix A to the Management Information Circular (the “Circular”) accompanying this Notice, authorizing and approving the amalgamation (the “Amalgamation”) of Augusta and 8988285 Canada Inc., an indirect, wholly-owned subsidiary of HudBay Minerals Inc., following which Augusta will be an indirect, wholly-owned subsidiary of Hudbay; and

2.                                      to transact such other business as may properly come before the Meeting or any adjournment thereof.

The board of directors of Augusta has fixed August 25, 2014 as the record date for determining those Shareholders entitled to receive notice of and vote at the Meeting.

Registered Shareholders who are unable to attend the Meeting in person are entitled to be represented by proxy and are requested to complete, sign, date and return the enclosed form of proxy (printed on BLUE paper) to Computershare Investor Services Inc., at 100 University Ave., 9th Floor, Toronto, Ontario M5J 2Y1. In order to be effective, proxies must be received not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time for holding the Meeting or any postponement or adjournment thereof. Late proxies may be accepted or rejected by the Chairman of the Meeting in his discretion, and the Chairman is under no obligation to accept or reject any particular late proxy.

A Letter of Transmittal (printed on YELLOW paper) is enclosed with the Circular for use by registered Shareholders for the surrender of Augusta Share certificates to Equity Financial Trust Company (the “Depositary”) at an address of the Depositary set out in the Letter of Transmittal. Provided a registered Shareholder has delivered and surrendered to the Depositary all Augusta Share certificates, together with a Letter of Transmittal properly completed and executed in accordance with the instructions of such Letter of Transmittal and any additional documents as the Depositary may reasonably require, the registered Shareholder will be entitled to receive the consideration deliverable pursuant to the Amalgamation. If the Amalgamation is not completed, the Depositary will return the surrendered Augusta Share certificates to the Shareholders.

Pursuant to Section 190 of the Canada Business Corporations Act (the “CBCA”), a registered Shareholder may dissent in respect of the Amalgamation Resolution. If the Amalgamation is completed, dissenting Shareholders who have complied with the procedures set forth in the CBCA will be entitled to be paid the fair value of their Augusta Shares. A summary of the dissent procedure is set forth in Appendix C, and the text of Section 190 of the CBCA is set forth in Appendix D, to the Circular. Failure to adhere strictly to the requirements set forth in Section 190 of the CBCA may result in the loss or unavailability of any right to dissent.

DATED at Toronto, Ontario, the 25th day of August, 2014.

BY ORDER OF THE BOARD OF DIRECTORS
(signed) “Lenard F. Boggio”
Lenard F. Boggio

INFORMATION CIRCULAR FOR THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 19, 2014

TABLE OF CONTENTS

NOTICE TO SHAREHOLDERS IN THE UNITED STATES	1
INFORMATION REGARDING HUDBAY AND NEWCO	1
FORWARD-LOOKING STATEMENTS	1
GLOSSARY OF TERMS	2
SUMMARY OF CIRCULAR	6
INFORMATION CONTAINED IN THIS INFORMATION CIRCULAR	10
REPORTING CURRENCY	10
SOLICITATION OF PROXIES	10
APPOINTMENT OF PROXIES	10
EXERCISE OF VOTE BY PROXY	10
REVOCATION OF PROXIES	11
NON-REGISTERED SHAREHOLDERS	11
DATE, TIME AND PLACE OF MEETING	12
RECORD DATE	12
VOTING AT MEETING AND QUORUM	12
PRINCIPAL HOLDERS OF AUGUSTA SHARES	12
SPECIAL BUSINESS TO BE CONDUCTED AT THE MEETING	12
INFORMATION REGARDING THE AMALGAMATION	13
LEGAL ASPECTS	17
OWNERSHIP OF AUGUSTA BY HUDBAY AND ITS AFFILIATES	18
INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON	18
INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS	19
INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS	19
LOAN ARRANGEMENT BETWEEN HUDBAY AND AUGUSTA	19
INFORMATION CONCERNING AUGUSTA	19
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	20
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	27
INFORMATION CONCERNING HUDBAY	34
RISK FACTORS	42
COMMITMENTS RELATING TO SHARES	43
AUDITOR, TRANSFER AGENT AND REGISTRAR	43
EXPERTS	43
ADDITIONAL INFORMATION	43
STATUTORY RIGHTS	43
DIRECTORS’ APPROVAL
CONSENT OF GOODMANS

APPENDIX A  AMALGAMATION RESOLUTION OF THE SHAREHOLDERS OF AUGUSTA

APPENDIX B  AMALGAMATION AGREEMENT

APPENDIX C  SUMMARY OF DISSENT PROVISIONS

APPENDIX D  SECTION 190 — CBCA

APPENDIX E  PREVIOUS DISTRIBUTIONS OF AUGUSTA SHARES

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

Hudbay will file with the Securities and Exchange Commission (the “SEC”) an amendment to its registration statement on Form F-10 (the “Registration Statement”) in connection with the Amalgamation and other documents and information. SHAREHOLDERS AND OTHER INTERESTED PARTIES ARE URGED TO READ THESE DOCUMENTS, ALL DOCUMENTS INCORPORATED BY REFERENCE, ALL OTHER APPLICABLE DOCUMENTS AND ANY AMENDMENTS OR SUPPLEMENTS TO ANY SUCH DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE EACH CONTAINS OR WILL CONTAIN IMPORTANT INFORMATION ABOUT HUDBAY, AUGUSTA AND THE AMALGAMATION. Materials filed with the Canadian securities regulatory authorities are available electronically without charge at www.sedar.com. Materials filed with the SEC are available electronically without charge at the SEC’s website, www.sec.gov. All such materials may also be obtained without charge at Hudbay’s website, www.hudbayminerals.com or by directing a written or oral request to the Vice President, General Counsel and Corporate Secretary of Hudbay at 25 York Street, Suite 800, Toronto, Ontario, telephone (416) 362-8181.

INFORMATION REGARDING HUDBAY AND NEWCO

The information contained in the Circular concerning Hudbay and Newco is based solely on information provided to Augusta by Hudbay or upon publicly available information. With respect to this information, Augusta has relied exclusively upon Hudbay, without independent verification by Augusta. Although Augusta does not have any knowledge that would indicate that any such information is untrue or incomplete, neither Augusta nor any directors or officer of Augusta assume any responsibility for the accuracy or completeness of such information, nor for any failure of Hudbay to disclose events which may have occurred or which may affect the completeness or accuracy of such information but which is unknown to them. Augusta has no knowledge of any material information concerning Hudbay, or the Hudbay Shares and Hudbay Warrants that has not been generally disclosed.

FORWARD-LOOKING STATEMENTS

The Circular contains “forward-looking statements” and “forward-looking information” (collectively, “forward-looking information”) within the meaning of applicable Canadian and United States securities legislation. Forward-looking information includes information that relates to, among other things, statements with respect to the anticipated timing, mechanics, completion and settlement of the Amalgamation, the ability of Hudbay to integrate Augusta’s business with its current business and the costs associated with such integration, and the ability of Hudbay to complete the transactions contemplated by the Amalgamation. Forward-looking information is not, and cannot be, a guarantee of future results or events. Forward-looking information is based on, among other things, opinions, assumptions, estimates and analyses that, while considered reasonable by Augusta at the date the forward-looking information is provided, inherently are subject to significant risks, uncertainties, contingencies and other factors that may cause actual results and events to be materially different from those expressed or implied by the forward-looking information. The material factors or assumptions that Augusta identified and applied in drawing conclusions or making forecasts or projections set out in the forward looking information include, but are not limited to, the completion of the Amalgamation and no significant and continuing adverse changes in general economic conditions or conditions in the financial markets.

The risks, uncertainties, contingencies and other factors that may cause actual results to differ materially from those expressed or implied by the forward-looking information may include, but are not limited to, the market value of the Hudbay Shares and Hudbay Warrants received as consideration under the Amalgamation and the impact of such issuance on the market price of the Hudbay Shares, the exercising of dissent and appraisal rights by Augusta Shareholders, the completion of the Amalgamation, risks related to the anticipated benefits of the Amalgamation, termination of the Amalgamation Agreement, as well as the risks described in the Hudbay AIF (as defined herein) and the Take-Over Bid Circular (as defined herein) and those discussed under the heading “Risk Factors” in the Circular and other documents filed with Canadian and U.S. securities regulatory authorities. Should one or more risk, uncertainty, contingency or other factor materialize or should any factor or assumption prove incorrect, actual results could vary materially from those expressed or implied in the forward-looking information. Accordingly, the reader should not place undue reliance on forward-looking information. Augusta does not assume any obligation to update or revise any forward-looking information after the date of the Circular or to explain any material difference between subsequent actual events and any forward-looking information, except as required by applicable law.

GLOSSARY OF TERMS

In the Circular and the accompanying Letter of Transmittal, unless the context otherwise requires or unless defined elsewhere therein, the following terms have the meanings indicated:

“affiliate” has the meaning ascribed thereto in National Instrument 45-106 Prospectus and Registration Exemptions, as amended or replaced from time to time;

“Amalco” means the corporation continuing as a result of the Amalgamation, using the name “Augusta Resource Corporation”;

“Amalco Redeemable Preferred Shares” means the redeemable preferred shares in the capital of Amalco, the terms of which are set out in Schedule A to the Amalgamation Agreement;

“Amalgamation” means the amalgamation of Augusta and Newco pursuant to the Amalgamation Agreement;

“Amalgamation Agreement” means the amalgamation agreement providing for the Amalgamation, substantially in the form set forth in Appendix B to the Circular;

“Amalgamation Resolution” means the special resolution of the Shareholders concerning the Amalgamation to be considered at the Meeting, substantially in the form set out in Appendix A to the Circular;

“associate” has the meaning ascribed thereto in the Securities Act (Ontario);

“Augusta” means Augusta Resource Corporation, a corporation existing under the laws of Canada;

“Augusta Share Certificate” means the certificates representing Augusta Shares;

“Augusta Share Option” means stock options to acquire Augusta Shares under Augusta’s stock option plan, originally dated May 3, 2004, and most recently approved on June 12, 2012, as amended;

“Augusta Shares” means the common shares in the capital of Augusta;

“Board of Directors” means the board of directors of Augusta;

“Business Day” means any day, other than a Saturday, Sunday or a day in which banking institutions in Toronto, Ontario or Vancouver, British Columbia are authorized or obligated by law to close;

“Canco” means 8988277 Canada Inc., a direct, wholly-owned subsidiary of Hudbay;

“Capital Reorganization” has the meaning ascribed thereto in the section of the Circular entitled “Information Concerning Hudbay — Hudbay Warrants”;

“CBCA” means the Canada Business Corporations Act, as amended or replaced from time to time;

“CDS” means CDS Clearing and Depository Services Inc.;

“Circular” means this management information circular dated August 25, 2014;

“Code” has the meaning set out in the section of the Circular entitled “Certain U.S. Federal Income Tax Considerations”;

“Convertible Securities” means any securities of Augusta that are convertible into or exchangeable or exercisable for Augusta Shares;

“CRA” has the meaning ascribed thereto in the section of the Circular entitled “Certain Canadian Federal Income Tax Considerations”;

“Depositary” means Equity Financial Trust Company;

“Dissenting Shareholder” means a Registered Shareholder who, in connection with the Amalgamation Resolution, has exercised the right to dissent pursuant to Section 190 of the CBCA in strict compliance with the provisions thereof and thereby becomes entitled to be paid the fair value of his or her Augusta Shares and who has not withdrawn the notice of the exercise of such right as permitted by Section 190 of the CBCA;

“Effective Date” means the date shown on the certificate of amalgamation to be issued in respect of the Amalgamation, which date is anticipated to occur prior to the end of September 2014;

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date;

“Exchange” has the meaning ascribed thereto in the section of the Circular entitled “Information Concerning Augusta”;

“Exercise Price” has the meaning ascribed thereto in the section of the Circular entitled “Information Concerning Hudbay — Hudbay Warrants”;

“Expiry Time” means July 29, 2014 at 5:00 p.m. Toronto Time, being the final expiry time of the Offer;

“Governmental Authority” means any (i) multinational, federal, territorial, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau or agency, domestic or foreign, (ii) any stock exchange or over-the-counter marketplace, (iii) any subdivision or authority of any of the foregoing or (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above;

“Hudbay” means HudBay Minerals Inc., a corporation existing under the laws of Canada;

“Hudbay AIF” means the annual information form of Hudbay dated March 28, 2014, for the year ended December 31, 2013;

“Hudbay Representatives” means Messrs. David S. Bryson, Alan T.C. Hair, Patrick Donnelly and Patrick Merrin;

“Hudbay Shares” means common shares in the capital of Hudbay;

“Hudbay Warrant” means a warrant to purchase a Hudbay Share to be issued pursuant to the warrant indenture dated July 15, 2014 between Hudbay and Equity Financial Trust Company;

“In-the-Money Settlement Notice” means a written notice given by Hudbay electing to satisfy its obligations in respect of the Hudbay Warrants that are exercised by payment of their “in-the-money” value in (i) Hudbay Shares, (ii) cash, or (iii) a combination of Hudbay Shares and cash;

“Intermediary” has the meaning set out in the section of the Circular entitled “Non-Registered Shareholders”;

“Law” any and all (i) laws (including common law), constitutions, treaties, statutes, codes, ordinances, orders, decrees, rules, regulations, by-laws, and principles of law and equity, (ii) judicial, arbitral, administrative, ministerial, departmental or regulatory judgements, orders, decisions, rulings or awards of any Governmental Authority, and (iii) policies, guidelines and protocols of any Governmental Authority, and the term “applicable” with respect to such Laws (including environmental Laws) and in a context that refers to one or more parties, means such Laws as are applicable to such party or its business, undertaking, property or securities and emanate from a person having jurisdiction over the party or parties or its or their business, undertaking, property or securities;

“Letter of Transmittal” means the letter of transmittal printed on YELLOW paper and in the form accompanying the Circular to be delivered to the Depositary for purposes of exchanging Augusta Shares for the consideration deliverable in connection with the Amalgamation;

“Lock-up Agreements” means the lock-up agreements between Hudbay and each of the Lock-up Parties dated June 23, 2014;

“Lock-up Parties” means Richard W. Warke, Gilmour Clausen, Timothy C. Baker, Lenard F. Boggio, W. Durand (Randy) Eppler, Christopher M.H. Jennings, Robert P. Pirooz, Robert P. Wares, Rodney O. Pace, Joseph M. Longpré, James A. Sturgess, Katherine A. Arnold, Letitia Cornacchia (Wong), Gordon Jang, Charles J. Magolske, Lance C. Newman, Purni Parikh, Mark G. Stevens, Ross Beaty, the estate of Donald B. Clark, Diamond Hill Investment Corp., and Front Street Capital;

“Meeting” means the special meeting of Shareholders to be held on September 19, 2014, and any adjournment or postponement thereof;

“Meeting Materials” means the Notice of Meeting, the Circular, the Letter of Transmittal and Proxy

“MI 61-101” means Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions, as amended or replaced from time to time;

“Newco” means 8988285 Canada Inc., a direct, wholly-owned subsidiary of Canco, existing under the laws of Canada;

“Newco Shares” means the common shares in the capital of Newco;

“NI 54-101” means, collectively, National Instrument 54-101 — Communication with Beneficial Owners of Securities of a Reporting Issuer and Regulation 54-101 Respecting Communication with Beneficial Owners of Securities of a Reporting Issuer, as amended;

“Non-Registered Shareholder” has the meaning set out in the section of the Circular entitled “Non-Registered Shareholders”;

“Non-Resident Dissenting Shareholder” means a Non-Resident Shareholder that is a Dissenting Shareholder;

“Non-Resident Shareholder” has the meaning ascribed thereto in the section of the Circular entitled “Certain Canadian Federal Income Tax Considerations”;

“Non-U.S. Holder” has the meaning set out in the section of the Circular entitled “Certain U.S. Federal Income Tax Considerations”;

“Notice of Meeting” means the notice of meeting dated August 25, 2014 accompanying the Circular;

“NYSE” means New York Stock Exchange;

“Offer” means Hudbay’s offer dated February 10, 2014, as amended, to purchase all of the outstanding Augusta Shares for consideration for each Augusta Share of 0.315 of a Hudbay Share and 0.17 of a Hudbay Warrant;

“PFIC” has the meaning set out in the section of the Circular entitled “Certain U.S. Federal Income Tax Considerations”;

“Proxy” means the form of proxy printed on BLUE paper and in the form accompanying the Circular to be delivered to Computershare Investor Services Inc., at the address set out therein, for purposes of appointing a proxy for a Registered Shareholder to attend and vote at the Meeting;

“Record Date” means August 25, 2014;

“Redemption” means the redemption of Amalco Redeemable Preferred Shares by Amalco at 12:02 a.m. (Toronto time) on the Effective Date;

“Registered Shareholder” means, in respect of an Augusta Share, the person or company shown as the holder of such security on the books or records of Augusta;

“Regulations” has the meaning set out in the section of the Circular entitled “Certain Canadian Federal Income Tax Considerations”;

“Resident Shareholder” has the meaning set out in the section of the Circular entitled “Certain Canadian Federal Income Tax Considerations”;

“Resident Dissenting Shareholder” means a Resident Shareholder that is a Dissenting Shareholder;

“Shareholders” means a beneficial owner of Augusta Shares (which, for greater certainty, may be a Registered Shareholder that is the beneficial owner), and “Shareholder” means any one of them;

“Support Agreement” means the support agreement dated June 23, 2014, between Hudbay and Augusta;

“Take-Over Bid Circular” means collectively, the take-over bid circular dated February 10, 2014, the letter of transmittal and notice of guaranteed delivery that accompanied such take-over bid circular, the notice of variation and extension dated March 14, 2014, the notice of variation and extension dated March 31, 2014, the notice of change dated April 24, 2014, the notice of variation and extension dated May 5, 2014, the notice of variation and extension dated May 16, 2014, the notice of variation and extension dated May 27, 2014, the notice of variation and extension dated June 9, 2014, the notice of variation and extension dated June 20, 2014, the notice of variation and extension dated July 2, 2014, the letter of transmittal and notice of guaranteed delivery that accompanied the notice of variation and extension dated July 2, 2014 and the notice of extension dated July 16, 2014;

“Tax Act” means the Income Tax Act (Canada), including all regulations made thereunder, as amended or replaced from time to time;

“Tax Proposals” has the meaning set out in the section of the Circular entitled “Certain Canadian Federal Income Tax Considerations”;

“TSX” means the Toronto Stock Exchange;

“Unaffected Votes” means the number of votes attaching to Augusta Shares not excluded from voting in the determination of minority approval of the Amalgamation Resolution in accordance with MI 61-101;

“U.S. Holder” has the meaning set out in the section of the Circular entitled “Certain U.S. Federal Income Tax Considerations”; and

“Warrant Expiry Date” has the meaning ascribed thereto in the section of the Circular entitled “Information Concerning Hudbay — Hudbay Warrants”.

SUMMARY OF CIRCULAR

The following is a summary of certain information contained in the Circular and should be read in conjunction with, and is qualified in its entirety by, the more detailed information appearing in the Circular. Shareholders are urged to read the Circular and the appendices attached hereto carefully and in their entirety. Certain capitalized terms used in this summary are defined in the Glossary of Terms above.

Date, Time and Place of Meeting

The Meeting will be held at 10:00 a.m. (Toronto time) on September 19, 2014 at Goodmans LLP, 333 Bay Street, Suite 3400, Toronto, Ontario, unless otherwise adjourned or postponed.

Record Date

The Board of Directors has provided notice of and fixed the Record Date (being August 25, 2014) for the purposes of determining Shareholders entitled to receive notice of and to vote at the Meeting.

Purpose of the Meeting

The Meeting has been called to consider and, if determined advisable, pass, with or without amendment, the Amalgamation Resolution.

Background to the Amalgamation

On February 10, 2014, Hudbay made an offer (the “Original Offer”) to purchase all of the issued and outstanding Augusta Shares not already owned by Hudbay or its affiliates in exchange for 0.315 of a Hudbay Share.

On June 23, 2014 following completion of a process of exploring and considering strategic alternatives, Augusta entered into the Support Agreement with Hudbay, in connection with which, among other things:

(a)                                 Hudbay agreed to amend the Original Offer, as it previously had been amended, to increase to the consideration offered for each Augusta Share to 0.315 of a Hudbay Share and 0.17 of a Hudbay Warrant;

(b)                                 the Board of Directors unanimously determined, after consultation with its financial and legal advisors, that the consideration under the Offer was fair to Shareholders, that it would be in the best interests of Augusta to support and facilitate the Offer and to recommend that Shareholders accept the Offer, and

(c)                                  each of Hudbay and Augusta agreed to fulfil all conditions within its power and satisfy all provisions of any subsequent acquisition transaction.

Augusta’s financial advisors, Scotia Capital Inc. and TD Securities Inc., each provided opinions to the Board of Directors that, as of June 22, 2014 and subject to the assumptions, limitations and qualifications on which the opinions were based, the consideration to be received under the Offer was fair, from a financial point of view, to Shareholders (other than Hudbay and its affiliates).  At the same time, the Lock-up Parties entered into the Lock-up Agreements pursuant to which, among other things, they agreed to tender to the Offer all of the Augusta Shares owned or controlled by them (including Augusta Shares issuable on the exercise of Convertible Securities).

Prior to the expiry of the Offer on July 16, 2014, Hudbay took up 116,233,761 Augusta Shares that then were validly deposited under the Offer and, as contemplated by the Support Agreement, extended the Offer to July 29, 2014 to permit Shareholders an additional period to accept the Offer. On July 29, 2014, Hudbay took up an additional 5,784,108 Augusta Shares that then were validly deposited under the Offer.  Hudbay now owns 145,076,454 (approximately 96%) of the issued and outstanding Augusta Shares. Pursuant to a press release of Hudbay dated July 17, 2014, Hudbay confirmed its intention (as disclosed in the Take-Over Bid Circular) to acquire any Augusta Shares not deposited under the Offer through a subsequent acquisition transaction.

The Board of Directors met on August 12, 2014 to consider the terms of the proposed Amalgamation. In light of the fact that, among other things, the Board of Directors had previously communicated to Shareholders that Hudbay intended to proceed with a subsequent acquisition transaction and that Hudbay had sufficient Augusta Shares to requisition a meeting of Shareholders under the CBCA, the Board of Directors (with the Hudbay Representatives having declared their interest and abstaining from voting) resolved to convene a special meeting of Shareholders.

See section entitled “Information Regarding the Amalgamation — Background to the Amalgamation”.

Terms of the Amalgamation

If the Amalgamation Resolution is approved and the conditions set out in the Amalgamation Agreement are satisfied, at the Effective Time, Augusta and Newco will amalgamate and continue as one corporation, Amalco, under the name Augusta Resource Corporation.

At the Effective Time each Augusta Share (other than those held by Newco or Dissenting Shareholders) will automatically be exchanged for (i) 0.315 of a Hudbay Share, and (ii) one Amalco Redeemable Preferred Share, which will then automatically and immediately be redeemed for 0.17 of a Hudbay Warrant.

See section entitled “Information Regarding the Amalgamation”.

Exchange of Augusta Share Certificates and Treatment of Fractional Shares

A Letter of Transmittal (printed on YELLOW paper) is enclosed with the Circular for use by Registered Shareholders for the surrender of Augusta Share Certificates to the Depositary at an address of the Depositary set out in the Letter of Transmittal. Provided a Registered Shareholder has delivered and surrendered to the Depositary all Augusta Share Certificates, together with a Letter of Transmittal properly completed and executed in accordance with the instructions of such Letter of Transmittal, and any additional documents as the Depositary may reasonably require, the Registered Shareholder will be entitled to receive, and Hudbay and Amalco will cause the Depositary to deliver, the consideration deliverable in connection with to the Amalgamation. If the Amalgamation is not completed, the Depositary will return the surrendered Augusta Share Certificates to the Registered Shareholder. Until surrendered, each certificate which immediately prior to the Effective Time represented Augusta Shares shall be deemed after the Effective Time to represent only the right to receive, upon surrender, the consideration payable in connection with the Amalgamation in lieu of such certificate.

Non-Registered Shareholders are not required by Augusta to take any action in respect of the completion of the Amalgamation. Consideration to be paid to Non-Registered Shareholders is expected to be credited to the Non-Registered Shareholder’s Intermediary’s account through the procedures in place for such purposes between CDS and such Intermediaries. Non-Registered Shareholders should contact their Intermediary if they have any questions regarding this process.

No fractional Hudbay Shares, or following the Redemption, Hudbay Warrants, will be issued or delivered in connection with the Amalgamation or the Redemption. If at the completion of the Amalgamation and the Redemption, the number of Hudbay Shares or Hudbay Warrants to be issued or delivered to a Shareholder would result in a fraction of a Hudbay Share or Hudbay Warrant being issuable or deliverable, fractional entitlements will either be rounded up (if the fractional interest is 0.5 or more) or down (if the fractional interest is less than 0.5) to the nearest whole number.

See section entitled “Information Regarding the Amalgamation — Exchange of Augusta Share Certificates”.

Approval of the Board of Directors

The Board of Directors previously determined, after consultation with its financial and legal advisors, that the consideration under the Offer was fair to Shareholders, that it would be in the best interests of Augusta to support and facilitate the Offer and to recommend Shareholders accept the Offer. The consideration per Augusta

Share that Shareholders (other than Newco and Dissenting Shareholders) will receive in connection with the Amalgamation is equal in value to, and (after the redemption of the Amalco Redeemable Preferred Shares) is in the same form as, the consideration per Augusta Share paid to Shareholders who deposited their Augusta Shares under the Offer.

After careful consideration, the Board of Directors has unanimously determined (with the Hudbay Representatives having declared their interest and abstaining from voting) that the Amalgamation is in the best interest of Augusta and has determined to recommend to Shareholders to vote FOR the Amalgamation Resolution.

See section entitled “Information Regarding the Amalgamation — Approval of the Board of Directors”.

Approval of Shareholders

For the Amalgamation Resolution to be approved in accordance with applicable Law, the Amalgamation Resolution must be passed by: (i) the affirmative vote of at least two-thirds of the votes cast by Shareholders; and (ii) a majority of the Unaffected Votes cast by Shareholders present in person or by proxy at the Meeting and entitled to vote at the Meeting. To the knowledge of Augusta, after reasonable enquiry, the only Augusta Shares to be excluded from the calculation of Unaffected Votes are the Augusta Shares acquired by Hudbay pursuant to the Offer from Messrs. Richard Warke and Gil Clausen and the Augusta Shares held by Hudbay prior to the Offer, resulting in the exclusion from voting of 38,256,351 Augusta Shares currently held by Hudbay. Hudbay has indicated that it will vote all of the Augusta Shares held by it in favour of the Amalgamation Resolution, excluding those required to be excluded in accordance with the requirements of MI 61-101, for the purposes of determining whether the majority of the minority approval has been obtained. The Augusta Shares to be voted by Hudbay will be sufficient to approve the Amalgamation Resolution in accordance with applicable Law.

See sections entitled “Information Regarding the Amalgamation — Shareholder Approval” and “Legal Aspects — Minority Approval Requirement”.

Dissent Rights

Pursuant to Section 190 of the CBCA, a Registered Shareholder may dissent in respect of the Amalgamation Resolution. If the Amalgamation is completed, Dissenting Shareholders who have complied with the procedures set forth in the CBCA will be entitled to be paid the fair value of their Augusta Shares. A summary of the of the dissent procedure is set forth in Appendix C and the text of Section 190 of the CBCA is set forth in Appendix D to the Circular. Failure to adhere strictly to the requirements set forth in Section 190 of the CBCA may result in the loss or unavailability of any right to dissent.

Certain Canadian Federal Income Tax Considerations

A Resident Shareholder (other than a Resident Dissenting Shareholder) will not realize a capital gain (or loss) on a disposition of Augusta Shares pursuant to the Amalgamation. Upon redemption of its Amalco Redeemable Preferred Shares, such a Resident Shareholder generally will realize a capital gain (or loss) on the Redemption. It is not expected that such a Resident Shareholder will realize a dividend on the Redemption.

A Resident Dissenting Shareholder generally will realize a capital gain (or loss) and may also realize interest income (if awarded by the court) on a disposition of Augusta Shares pursuant to the exercise of its statutory dissent rights.

A Non-Resident Shareholder (other than a Non-Resident Dissenting Shareholder) will not realize a capital gain (or loss) on a disposition of Augusta Shares pursuant to the Amalgamation. Upon redemption of its Amalco Redeemable Preferred Shares, such a Non-Resident Shareholder will not be taxable on any capital gain (or loss) so realized unless such shares constitute “taxable Canadian property” other than “treaty-protected property”. It is not expected that such a Non-Resident Shareholder will realize a dividend on the Redemption.

A Non-Resident Dissenting Shareholder generally will not be taxable on any capital gain (or loss) realized on a disposition of Augusta Shares pursuant to the exercise of its statutory dissent rights unless such shares constitute “taxable Canadian property” other than “treaty-protected property”. Such a Non-Resident Dissenting Shareholder may realize interest income (if awarded by the court) on such disposition; however, such interest generally will not be subject to Canadian withholding tax.

The foregoing is only a brief summary of certain Canadian federal income tax consequences and is qualified by the description of certain Canadian federal income tax considerations described in the section of the Circular entitled, “Certain Canadian Federal Income Tax Considerations”. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a disposition of Augusta Shares pursuant to the Amalgamation or the exercise of statutory dissent rights.

Certain U.S. Federal Income Tax Considerations

Subject to certain exceptions and limitations, the receipt of Hudbay Shares and Hudbay Warrants (following the redemption of Amalco Redeemable Preferred Shares) in exchange for Augusta Shares pursuant to the Amalgamation is expected to be a fully taxable transaction for U.S. Holders (as defined under the heading “Certain U.S. Federal Income Tax Considerations” below) for U.S. federal income tax purposes. In addition, U.S Holders of Augusta Shares that receive cash for their Augusta Shares as a result of the exercise of dissent rights will recognize taxable gain or loss for U.S. federal income tax purposes.

Subject to certain exceptions, Non-U.S. Holders (as defined under the heading “Certain U.S. Federal Income Tax Considerations” below) generally will not be subject to U.S. federal income or withholding tax upon the receipt of Hudbay Shares and Hudbay Warrants in exchange for Augusta Shares pursuant to the Amalgamation or upon the receipt of cash for its Augusta Shares as a result of such holder’s exercise of dissent rights.

The foregoing is only a brief summary of U.S. federal income tax consequences and is qualified by the more detailed general description of the discussion below under the heading “Certain U.S. Federal Income Tax Considerations”. Augusta Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a receipt of Hudbay Shares and Hudbay Warrants in exchange for Augusta Shares pursuant to the Amalgamation.

INFORMATION CONTAINED IN THIS INFORMATION CIRCULAR

The information contained in the Circular is given as at August 25, 2014, except where otherwise noted and except that information in documents incorporated by reference is given as of the dates noted therein.

Information contained in the Circular should not be construed as legal, tax or financial advice and Shareholders are urged to consult their own professional advisors in connection therewith.

REPORTING CURRENCY

In the Circular, unless otherwise specified, all references to “dollars” or ‘‘$” are to Canadian dollars.

SOLICITATION OF PROXIES

The Circular is furnished in connection with the solicitation by management of proxies to be used at the Meeting to be held on September 19, 2014 at the time and place and for the purposes set forth in the Notice of Meeting accompanying the Circular. In addition to the solicitation of proxies by mail, officers, directors and regular employees of Augusta may, without additional compensation, solicit such proxies on behalf of management personally, by telephone, fax or other electronic means. The costs of solicitation by management will be borne by Augusta.

APPOINTMENT OF PROXIES

A form of Proxy (printed on BLUE paper) is enclosed. If it is not your intention to be present in person at the Meeting, you are asked to complete and return the Proxy in the envelope provided. The individuals named as proxyholders in the accompanying form of proxy are directors or officers of Augusta. A REGISTERED SHAREHOLDER WISHING TO APPOINT SOME OTHER PERSON (WHO NEED NOT BE A SHAREHOLDER) TO ATTEND AND ACT FOR THE REGISTERED SHAREHOLDER OR ON THE REGISTERED SHAREHOLDER’S BEHALF AT THE MEETING HAS THE RIGHT TO DO SO, BY INSERTING THE DESIRED PERSON’S NAME IN THE BLANK SPACE PROVIDED IN THE FORM OF PROXY OR BY COMPLETING ANOTHER VALID FORM OF PROXY. A Proxy will not be valid unless the completed Proxy is received by the Computershare Investor Services Inc., at the following address: Computershare Investor Services Inc., Proxy Department, 100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time for holding the Meeting. Late proxies may be accepted or rejected by the Chairman of the Meeting in his discretion, and the Chairman is under no obligation to accept or reject any particular late proxy.

EXERCISE OF VOTE BY PROXY

Each Augusta Share entitles the registered holder thereof to one vote at the Meeting, and such vote may be given in person or by proxy. Augusta Shares may be voted for or against the Amalgamation Resolution, or the registered holder thereof may abstain from voting.

Registered Shareholders represented by properly completed and signed Proxies appointing management nominees will be voted or withheld from voting in accordance with the instructions of the Registered Shareholder as specified in the Proxy. In the event that no specifications as to voting have been made by a Registered Shareholder to vote for or against the Amalgamation Resolution, the Augusta Shares represented by Proxies in favour of management’s nominees will be voted in favour of the Amalgamation Resolution.

The accompanying Proxy (printed on BLUE paper) when properly completed and signed, confers discretionary authority upon the proxyholder named therein with respect to amendments to or variations of matters identified in the Notice of Meeting and with respect to any matters that may properly come before the Meeting. Management presently knows of no such amendments, variations or other matters which may come before the Meeting other than those referred to in the Notice of Meeting. If any such amendment, variation or other matter properly comes before the Meeting, it is the intention of the persons named in the enclosed Proxy to vote on such amendment, variation or other matter in accordance with their judgement.

REVOCATION OF PROXIES

A Registered Shareholder who has delivered a Proxy for use at the Meeting may revoke it by an instrument in writing executed by the Registered Shareholder or by the Registered Shareholder’s attorney authorized in writing or, if the Registered Shareholder is a corporation, by a duly authorized officer or attorney of the corporation, and delivered either (i) to the registered office of Augusta, at Suite 2900, 550 Burrard Street, Vancouver, British Columbia V6C 0A3, at any time up to and including the last Business Day preceding the day of the Meeting, (ii) to Computershare Investment Services Inc. at 100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1 (attention Proxy Department), at any time up to and including the last Business Day preceding the day of the Meeting, or (iii) to the Chairman of the Meeting on the day of the Meeting. A revocation of a proxy does not affect any matter on which a vote has been taken prior to the revocation.

NON-REGISTERED SHAREHOLDERS

Only Registered Shareholders as of the close of business on the Record Date or the persons they appoint as their proxyholders are permitted to vote at the Meeting. A person who beneficially owns Augusta Shares through an intermediary (an “Intermediary”), such as an investment advisor, stockbroker, bank, trust company or other nominee is not a Registered Shareholder (such a non-Registered Shareholder, a “Non-Registered Shareholder”).

The Meeting Materials are being sent to both Registered Shareholders and Non-Registered Shareholders. Non-Registered Shareholders fall into two categories — those who object to their identity being known to the issuers of securities which they own (“OBOs”) and those who do not object to their identity being made known to the issuers of the securities they own (“NOBOs”). Subject to the provision of National Instrument 54-101 — Communication with Beneficial Owners of Securities of Reporting Issuers (“NI 54-101”), issuers may request and obtain a list of their NOBOs from Intermediaries via their transfer agents and use this NOBO list for distribution of proxy-related materials directly to NOBOs.

Augusta is taking advantage of the provisions of NI 54-101 to send the Meeting Materials directly to Augusta’s NOBOs who have not waived the right to receive them. As a result, NOBOs can expect to receive a voting instruction form (a “VIF”) as part of the Meeting Materials. These VIFs are to be completed and returned to the Depositary in the envelope provided. NOBOs should carefully follow the instructions provided, including those regarding when and where to return the completed VIFs to the Depositary.

In accordance with the requirements of NI 54-101, Augusta has distributed copies of the Meeting Materials to Intermediaries for onward distribution to OBOs. Intermediaries are required to forward the Meeting Materials to OBOs unless the OBO has waived the right to receive them. Very often, Intermediaries will use service companies such as Broadridge Investor Communications Solutions, Canada and its counterpart in the United States to forward the Meeting Materials to OBOs. With those Meeting Materials, Intermediaries or their service companies should provide OBOs of Augusta Shares with a request for a VIF which, when properly completed and signed by such OBO and returned to the Intermediary or its service company, will constitute voting instructions which the Intermediary must follow. The purpose of this procedure is to permit OBOs to direct the voting of the Augusta Shares that they beneficially own. Augusta will pay for Intermediaries to deliver the Meeting Materials and request for a VIF to OBOs. OBOs should carefully follow the instructions of their Intermediary, including those regarding when and where the completed VIF is to be delivered.

Should a Non-Registered Shareholder wish to attend and vote at the Meeting in person (or have another person attend and vote on behalf of the Non-Registered Shareholder), such Non-Registered Shareholder should contact his or her Intermediary to determine the steps necessary to accomplish this.

Only Registered Shareholders have the right to revoke a proxy. NOBOs and OBOs of Augusta Shares who wish to change their vote must, sufficiently in advance of the Meeting, arrange for their respective Intermediaries to change their vote and, if necessary, revoke their proxy in accordance with the revocation procedures set out above.

DATE, TIME AND PLACE OF MEETING

The Meeting will be held at 10:00 a.m. (Toronto time) on September 19, 2014 at Goodmans LLP, 333 Bay Street, Toronto, Ontario, unless otherwise adjourned or postponed.

RECORD DATE

The Board of Directors has provided notice of and fixed the Record Date for the purposes of determining holders of Augusta Shares entitled to receive notice of and to vote at the Meeting.

VOTING AT MEETING AND QUORUM

As at the Record Date, there were 151,473,234 Augusta Shares issued and outstanding. Each Augusta Share entitles its holder to one vote at meetings of Shareholders. Registered Shareholders of record at the close of business on the Record Date will be entitled to vote at the Meeting, either in person or by proxy. Non-Registered Shareholders should refer to the section of the Circular entitled “Non-Registered Shareholders” for details as to how to vote their Augusta Shares.

For the Amalgamation Resolution to be approved in accordance with applicable Law, the Amalgamation Resolution must be passed by: (i) the affirmative vote of at least two-thirds of the votes cast by Shareholders; and (ii) a majority of the Unaffected Votes cast by Shareholders present in person or by proxy at the Meeting and entitled to vote at the Meeting. To the knowledge of Augusta, after reasonable enquiry, the only Augusta Shares to be excluded from the calculation of Unaffected Votes are the Augusta Shares acquired by Hudbay pursuant to the Offer from Messrs. Richard Warke and Gil Clausen and the Augusta Shares held by Hudbay prior to the Offer, resulting in the exclusion from voting of 38,256,351 Augusta Shares currently held by Hudbay. Hudbay has indicated that it will vote all of the Augusta Shares held by it in favour of the Amalgamation Resolution, excluding those required to be excluded in accordance with the requirements of MI 61-101, for the purposes of determining whether the majority of the minority approval has been obtained. The Augusta Shares to be voted by Hudbay will be sufficient to approve the Amalgamation Resolution in accordance with applicable Law.

The Proxy delivered with the Circular provides a means for a Registered Shareholder to vote for or against the Amalgamation Resolution. The Proxy further provides that if a Registered Shareholder using the Proxy does not specify whether such Augusta Shares are to be voted for or against this resolution, the proxyholder will vote FOR the Amalgamation Resolution.

The quorum at the Meeting thereof shall consist of two or more persons present in person either holding personally or representing as proxies in the aggregate not less than 5% of the votes attached to all outstanding Augusta Shares.

PRINCIPAL HOLDERS OF AUGUSTA SHARES

As at the Record Date, the only person or company who, to the knowledge of the directors and officers of Augusta, beneficially owned, directly or indirectly, or controlled or directed, more than 10% of the issued and outstanding Augusta Shares is Hudbay, which holds 145,076,454 Augusta Shares, representing approximately 96% of the issued and outstanding Augusta Shares. Hudbay has advised Augusta that it intends to vote all Augusta Shares held by it in favour of the Amalgamation Resolution. The votes associated with these Augusta Shares will be sufficient to approve the Amalgamation Resolution in accordance with applicable Law.

SPECIAL BUSINESS TO BE CONDUCTED AT THE MEETING

The Meeting has been called to consider and, if determined advisable, pass, with or without amendment, the Amalgamation Resolution.

INFORMATION REGARDING THE AMALGAMATION

Background to the Amalgamation

On February 10, 2014, Hudbay made an offer (the “Original Offer”) to purchase all of the issued and outstanding Augusta Shares not already owned by Hudbay or its affiliates in exchange for 0.315 of a Hudbay Share.

Following the announcement of the Original Offer, the Board of Directors gave Augusta’s management and its financial advisors a broad mandate to, among other things, manage a process of exploring and considering strategic alternatives in order to identify other options that might be in the best interest of Augusta and its Shareholders and which might result in a transaction that is superior to the Original Offer.

On June 2, 2014, following discussions between the parties’ respective financial and legal advisors, Augusta and Hudbay entered into a confidentiality agreement pursuant to which the parties agreed to keep confidential any discussions or negotiations between them relating to any such transaction.

On June 6, 2014, Richard Warke, the then Executive Chairman of Augusta, Gil Clausen, the then President and Chief Executive Officer of Augusta, and Augusta’s financial advisors met with David Garofalo, the President and Chief Executive Officer of Hudbay, and Hudbay’s financial advisors to discuss whether Hudbay would be prepared to increase the consideration offered under the Original Offer.

Also on June 6, 2014, Augusta received a non-binding proposal from a third party that it had entered into an agreement with on May 2, 2014, confirming that such party was prepared to negotiate a transaction to acquire all of the Augusta Shares of Augusta for $3.25 in cash per Augusta Share. Following discussions between Augusta and such party, on June 11, 2014, such party provided another non-binding indicative proposal to negotiate a transaction to acquire all of the Augusta Shares of Augusta for $3.40 in cash per Augusta Share. On June 11, 2014, Augusta entered into an agreement with such party that provided that Augusta would terminate all discussions and negotiations with third parties that had not entered into a confidentiality agreement with Augusta as of that date.

On June 18, 2014, Augusta received a non-binding proposal from Hudbay providing for the revision of the Original Offer to include additional consideration per Augusta Share of 0.15 of a warrant to purchase one Hudbay Share at an exercise price of $15.00. The warrants were to be settled, at Hudbay’s option on a cashless exercise basis by delivering the in-the-money amount (based on the trading price of Hudbay Shares on the TSX for the 20 consecutive trading days preceding the expiry date of the warrants) in Hudbay Shares, cash or a combination of Hudbay Shares and cash. The warrants were to have a three-year term, subject to Hudbay’s option to extend the then applicable expiry date of the warrants in certain circumstances.

On the evening of June 20, 2014, Mr. Warke discussed with Mr. Garofalo an increase to the exchange ratio of the Original Offer, an increase in the amount of warrant consideration per Augusta Share and certain changes to the terms of the warrants proposed by Hudbay on June 18, 2014. Mr. Garofalo indicated that Hudbay was not prepared to increase the exchange ratio of the Original Offer, but was willing to consider increasing the amount of warrant consideration per Augusta Share

On June 23, 2014, Hudbay and Augusta entered the Support Agreement in connection with which, among other things:

(a)                                 Hudbay agreed to amend the Original Offer, as it previously had been amended, to increase to the consideration offered for each Augusta Share to 0.315 of a Hudbay Share and 0.17 of a Hudbay Warrant;

(b)                                 the Board of Directors unanimously determined, after consultation with its financial and legal advisors, that the consideration under the Offer was fair to Shareholders, that it would be in the best interests of Augusta to support and facilitate the Offer and to recommend that Shareholders accept the Offer, and

(c)                                  each of Hudbay and Augusta agreed to fulfil all conditions within its power and satisfy all provisions of any subsequent acquisition transaction.

Augusta’s financial advisors, Scotia Capital Inc. and TD Securities Inc., each provided opinions to the Board of Directors that, as of June 22, 2014 and subject to the assumptions, limitations and qualifications on which the opinions were based, the consideration to be received under the Offer was fair, from a financial point of view, to Shareholders (other than Hudbay and its affiliates).  At the same time, the Lock-up Parties entered into the Lock-up Agreements pursuant to which, among other things, they agreed to tender to the Offer all of the Augusta Shares owned or controlled by them (including Augusta Shares issuable on the exercise Convertible Securities).

Prior to the expiry of the Offer on July 16, 2014, Hudbay took up 116,233,761 Augusta Shares that then were validly deposited under the Offer and, as contemplated by the Support Agreement, extended the Offer to July 29, 2014 to permit Shareholders an additional period to accept the Offer. On July 29, 2014, Hudbay took up an additional 5,784,108 Augusta Shares that then were validly deposited under the Offer.  Hudbay now owns 145,076,454 (approximately 96%) of the issued and outstanding Augusta Shares. Pursuant to a press release of Hudbay dated July 17, 2014, Hudbay confirmed its intention (as disclosed in the Take-Over Bid Circular) to acquire any Augusta Shares not deposited under the Offer through a subsequent acquisition transaction.

The Board of Directors met on August 12, 2014 to consider the terms of the proposed Amalgamation. In light of the fact that, among other things, the Board of Directors had previously communicated to Shareholders that Hudbay intended to proceed with a subsequent acquisition transaction and that Hudbay had sufficient Augusta Shares to requisition a meeting of Shareholders under the CBCA, the Board of Directors resolved (with the Hudbay Representatives having declared their interest and abstaining from voting) to convene a special meeting of Shareholders.

Approval of the Board of Directors

In considering whether to call the Meeting and present the Amalgamation Resolution to Shareholders, the Board of Directors noted that: (i) a subsequent acquisition transaction had been contemplated in the Offer and in subsequent communications by Hudbay to Shareholders in connection with the Offer; (ii) Hudbay has a sufficient number of Augusta Shares to requisition a meeting of Shareholders under the CBCA; and (iii) Hudbay has a sufficient number of Augusta Shares to pass the Amalgamation Resolution within 120 days of the Expiry Time.

The Board of Directors previously determined, after consultation with its financial and legal advisors, that the consideration under the Offer was fair to Shareholders, that it would be in the best interests of Augusta to support and facilitate the Offer and to recommend Shareholders accept the Offer. The consideration per Augusta Shares that Shareholders (other than Newco and Dissenting Shareholders) will receive in connection with the Amalgamation is equal in value to, and (after the automatic redemption of the Amalco Redeemable Preferred Shares) is in the same form as, the consideration offered under the Offer.

After careful consideration, the Board of Directors has unanimously determined (with the Hudbay Representatives having declared their interest and abstaining from voting) that the Amalgamation is in the best interest of Augusta and has determined to recommend to Shareholders to vote FOR the Amalgamation Resolution.

Terms of the Amalgamation

If the Amalgamation Resolution is approved and the conditions set out in the Amalgamation Agreement are satisfied, at the Effective Time, Augusta and Newco will amalgamate and continue as one corporation, Amalco, under the name Augusta Resource Corporation.

At the Effective Time each Augusta Share will automatically be exchanged for (i) 0.315 of a Hudbay Share, and (ii) one Amalco Redeemable Preferred Share, which will then automatically and immediately be redeemed for 0.17 of a Hudbay Warrant.

The Amalgamation Agreement

The following description of the Amalgamation Agreement is qualified in its entirety by reference to the full text of the form of Amalgamation Agreement attached as Appendix B. For a full description of the provisions of the Amalco Common Shares and the Amalco Redeemable Preferred Shares, see Schedule A to the Amalgamation Agreement.

Subject to obtaining the requisite Shareholder approvals, satisfaction of all other conditions as provided in the Amalgamation Agreement and the filing of articles of amalgamation, the Amalgamation will become effective at the Effective Time.

Prior to the Effective Time, Hudbay will transfer all of the Augusta Shares held by it, together with any Hudbay Warrants to be distributed on the Redemption to Canco in exchange for common shares of Canco. In turn, Canco will transfer such Augusta Shares and Hudbay Warrants to Newco in exchange for Newco Shares.

At the Effective Time, Augusta and Newco will amalgamate and continue as one corporation, Amalco, and:

(a)                                 each issued and outstanding Augusta Share (other than those registered in the name of Dissenting Shareholders and those beneficially owned by Newco) will be exchanged for (i) one Amalco Redeemable Preferred Share to be issued by Amalco to such Shareholder, and (ii) 0.315 of a Hudbay Share to be issued by Hudbay directly to such Shareholder;

(b)                                 each issued and outstanding Newco Share will be exchanged for one Amalco Common Share;

(c)                                  each issued and outstanding Augusta Share beneficially owned by Newco will be cancelled without any payment of capital in respect thereof;

(d)                                 Dissenting Shareholders who have complied with the procedures set forth in the CBCA, if any, will be entitled to be paid the fair value of such Augusta Shares, and Augusta Shares registered in the name of Dissenting Shareholders will be cancelled; and

(e)                                  in consideration for the issuance of the Hudbay Shares in (a), above, Canco will issue one common share to Hudbay for each Hudbay Share so issued.

Each Amalco Redeemable Preferred Share will immediately be redeemed by Amalco and, in consideration therefor, Shareholders will receive 0.17 of a Hudbay Warrant in accordance with the terms of the Amalco Redeemable Preferred Shares. No certificates representing the Amalco Redeemable Preferred Shares will be issued.

No fractional Hudbay Shares, or following the Redemption, Hudbay Warrants, will be issued or delivered in connection with the Amalgamation or the Redemption. If at the completion of the Amalgamation and the Redemption, the number of Hudbay Shares or Hudbay Warrants to be issued or delivered to a Shareholder would result in a fraction of a Hudbay Share or Hudbay Warrant being issuable or deliverable, fractional entitlements will either be rounded up (if the fractional interest is 0.5 or more) or down (if the fractional interest is less than 0.5) to the nearest whole number.

As of the Effective Time, Amalco will become an indirect, wholly-owned subsidiary of Hudbay and:

(a)                                 the property of each of Augusta and Newco continues to be the property of Amalco;

(b)                                 Amalco continues to be liable for the obligations of each of Augusta and Newco;

(c)                                  an existing cause of action, claim or liability to prosecution is unaffected;

(d)                                 a civil, criminal or administrative action or proceeding pending by or against Augusta or Newco may continue to be prosecuted by or against Amalco;

(e)                                  a conviction against, or ruling, order or judgment in favour of or against, Augusta or Newco may be enforced by or against Amalco; and

(f)                                   the articles of amalgamation are deemed to be the articles of incorporation of Amalco, and the certificate of amalgamation is deemed to be the certificate of incorporation of Amalco.

The Amalgamation Agreement is subject to several conditions, including that:

(a)                                 the Amalgamation Agreement and the transactions contemplated thereby, including in particular the Amalgamation, shall have been approved by the Shareholders and the shareholder of Newco, in accordance with the provisions of the CBCA and any other applicable regulatory requirements, including MI 61-101;

(b)                                 all necessary approvals and consents of Governmental Authorities in respect of the Amalgamation shall have been obtained on terms satisfactory to Augusta and Newco or any applicable waiting period shall have expired or been terminated; and

(c)                                  no action, suit or proceeding shall have been threatened or taken before or by any court or tribunal and no law shall be proposed or enacted nor there shall have occurred or been threatened a change (or any condition, event or development involving a prospective change) in the business, assets, capitalization, financial condition or prospects of Newco, Augusta or any of their respective subsidiaries, which, in the sole judgment of Augusta or Newco, in any such case, might make it inadvisable for Augusta or Newco, as the case may be, to proceed with the Amalgamation.

The Amalgamation Agreement may be terminated by Augusta or Newco at any time before the Effective Time.

Exchange of Augusta Share Certificates

A Letter of Transmittal (printed on YELLOW paper) is enclosed with the Circular for use by Registered Shareholders for the surrender of Augusta Share Certificates to the Depositary at an address of the Depositary set out in the Letter of Transmittal. Provided a Registered Shareholder has delivered and surrendered to the Depositary all Augusta Share Certificates, together with a Letter of Transmittal properly completed and executed in accordance with the instructions of such Letter of Transmittal, and any additional documents as the Depositary may reasonably require, the Registered Shareholder will be entitled to receive, and Hudbay and Amalco will cause the Depositary to deliver, the consideration deliverable in connection with the Amalgamation. Until surrendered, each certificate which immediately prior to the Effective Time represented Augusta Shares shall be deemed after the Effective Time to represent only the right to receive upon surrender, the consideration payable in connection with the Amalgamation (together with any dividends and distributions with respect thereto), in lieu of such certificate. If the Amalgamation is not completed, the Depositary will return the surrendered Augusta Share Certificates to the Registered Shareholder.

Non-Registered Shareholders are not required by Augusta to take any action in respect of the completion of the Amalgamation. Consideration to be paid to Non-Registered Shareholders is expected to be credited to the Non-Registered Shareholder’s Intermediary’s account through the procedures in place for such purposes between CDS and such Intermediaries. Non-Registered Shareholders should contact their Intermediary if they have any questions regarding this process.

Lost Augusta Share Certificates

A Shareholder who has lost or misplaced his, her or its Augusta Share Certificate should complete a Letter of Transmittal as fully as possible and forward it, together with a letter describing the loss, to the Depositary. The Depositary will assist in making arrangements for the necessary affidavit (which may include a bonding requirement) for payment of the consideration in accordance with the Amalgamation. Such Shareholders should ensure that contact information is provided to the Depositary so that the Depositary may contact them.

Cancellation of Rights After Six Years

If any Shareholder fails for any reason to deliver to the Depositary for cancellation the certificates formerly representing Augusta Shares (or an affidavit of loss and bonding documents required by the Depositary), together with such other documents or instruments required for such Shareholder to receive payment for Augusta Shares, on or before the sixth anniversary of the Effective Date, such Shareholder shall be deemed to have donated and forfeited to Hudbay on such sixth anniversary any consideration (together with any dividends and distributions with respect thereto, but net of amounts required to be withheld) held by the Depositary in trust for such Shareholder. Accordingly, any Shareholder who tenders certificates formerly representing Augusta Shares after the sixth anniversary of the Effective Date will not receive Hudbay Shares or Hudbay Warrants, will not own any interest in Hudbay and will not be paid any cash or other compensation.

Dissent Rights

Pursuant to Section 190 of the CBCA, a Registered Shareholder may dissent in respect of the Amalgamation Resolution described in the Circular. If the Amalgamation is completed, Dissenting Shareholders who have complied with the procedures set forth in the CBCA will be entitled to be paid the fair value of their Augusta Shares. A summary of the of the dissent procedure is set forth in Appendix C, and the text of Section 190 of the CBCA is set forth in Appendix D, to the Circular. Failure to adhere strictly to the requirements set forth in Section 190 of the CBCA may result in the loss or unavailability of any right to dissent.

LEGAL ASPECTS

Shareholder Approval

Pursuant to the provisions of the CBCA, the approval of the Amalgamation Resolution will require the affirmative vote of at least two-thirds of the votes cast by Shareholders present in person or represented by proxy at the Meeting and entitled to vote at the Meeting, in addition to the approvals required pursuant to the provisions of MI 61-101 discussed below. The Augusta Shares to be voted by Hudbay will be sufficient to approve the Amalgamation Resolution in accordance with applicable Law, including the CBCA.

The complete text of the Amalgamation Resolution to be presented to the Meeting is set forth in Appendix A to the Circular.

Exemption from Formal Valuation Requirement

The Amalgamation constitutes a “business combination” within the meaning of MI 61-101.

MI 61-101 provides that, unless exempted, an entity proposing to carry out a business combination is required to prepare a formal valuation of the affected securities (and, subject to certain exceptions, any non-cash consideration being offered therefor) and provide to the holders of the affected securities a summary of such valuation. An exemption is available under section 4.4(d) of MI 61-101 from the aforementioned valuation requirement for certain second step-business combinations completed no later than 120 days after the expiry of a formal take-over bid where the consideration under such transaction is equal in value to, and in the same form as, the consideration that tendering shareholders tendering to the take-over bid were entitled to receive, provided that certain disclosure has been given in the take-over bid disclosure documents.

Augusta and Hudbay believe that the consideration that will be received by Shareholders in connection with the Amalgamation is equal in value to, and (after the automatic redemption of the Amalco Redeemable Preferred Shares) is in the same form as, the consideration offered under the Offer, that the Amalgamation will be completed within 120 days after the Expiry Time and that the additional requirements referenced above have been complied with. The Take-Over Bid Circular contained the disclosure required by MI 61-101 (see “Securities Law Requirements for Business Combinations” and “Certain Canadian Federal Income Tax Considerations” in the Take-Over Bid Circular). Accordingly, the aforementioned exemption from the requirement to prepare a formal valuation in connection with the Amalgamation is being relied upon.

Minority Approval Requirement

Pursuant to MI 61-101, in addition to any other required Shareholder approval, in order to complete a business combination the Amalgamation Resolution also must be approved by a majority of the Unaffected Votes cast by Shareholders present in person or represented by proxy at the Meeting and entitled to vote at the Meeting, unless an exemption is available or discretionary relief is granted by the applicable Canadian securities regulatory authorities.

To the knowledge of Augusta, after reasonable enquiry, the only Augusta Shares to be excluded from the calculation of Unaffected Votes are the Augusta Shares acquired by Hudbay pursuant to the Offer from Messrs. Richard Warke and Gil Clausen and the Augusta Shares held by Hudbay prior to the Offer, resulting in the exclusion from voting of 38,256,351 Augusta Shares currently held by Hudbay.

Whether a related party receives a “collateral benefit” for purposes of MI 61-101 is relevant in the context of the Amalgamation and in determining the number of Unaffected Votes. Pursuant to MI 61-101, votes attached to Augusta Shares held by persons who receive or received a “collateral benefit” (as defined in MI 61-101) may not be included as votes in favour of the Amalgamation in determining whether minority approval has been obtained.

With the exception of certain benefits received by Mr. Richard Warke and Mr. Gil Clausen, none of the benefits that may have been received by former directors and officers of Augusta as a consequence of the Offer (including the acceleration of the vesting of otherwise unvested Convertible Securities, and the right to receive certain payments contemplated under their respective employment agreements if they either resign, for any reason, or are terminated without cause within six months of the successful completion of the Offer) would constitute a “collateral benefit” received by a “related party” within the meaning of MI 61-101 as (i) such benefits were received solely in connection with such other directors’ or officers’ services as an employee, director or consultant of Augusta, (ii) such benefits were not conferred for the purpose of increasing the value of the consideration paid to such other directors or officers for their Augusta Shares, (iii) the conferring of such benefits was not conditional on such other directors or officers supporting the Offer, and (iv) full particulars of such benefits were disclosed in Augusta directors’ circular dated February 24, 2014 and notice of change dated July 2, 2014.

The Unaffected Votes associated with the Augusta Shares held by Hudbay, which Hudbay has indicated it will vote in favour of the Amalgamation Resolution, will be sufficient to approve the Amalgamation Resolution in accordance with applicable Law, including MI 61-101.

Shareholders should consult their legal advisors for a determination of their legal rights with respect to any transaction which may constitute a “business combination”.

OWNERSHIP OF AUGUSTA BY HUDBAY AND ITS AFFILIATES

As at August 25, 2014, Hudbay holds approximately 145,076,454 Augusta Shares, equal to approximately 96% of the issued and outstanding Augusta Shares.

Except as disclosed above, no (a) director or officer of Augusta; or (b) to the knowledge of any of the officers or directors of Augusta, after reasonable inquiry: (i) associate or affiliate of an insider of Augusta,(ii) associate or affiliate of Augusta, (iii) insider of Augusta other than a director or officer of Augusta, or (iv) person or company acting jointly or in concert with Augusta, beneficially owns, directly or indirectly, or exercises control or direction over any Augusta Shares as at the date hereof.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Other than as described below, to the knowledge of the directors and officers of Augusta, neither Hudbay nor any individual who has been a director or executive officer of Augusta at any time since Augusta’s most recently completed financial year, nor any associate or affiliate of any one of them has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting except as disclosed in the Circular.

The Amalgamation will result in Augusta becoming an indirect, wholly-owned subsidiary of Hudbay. The Hudbay Representatives, each of whom is a director and officer of Augusta, are also directors, officers or employees of Hudbay and could therefore be considered as having an interest in the completion of the Amalgamation.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as disclosed elsewhere in the Circular, no director or executive officer of Augusta, no director or executive officer of a person or company that is itself an “informed person” or subsidiary of Augusta, no person or company who beneficially owns, directly or indirectly, voting securities of Augusta or who exercises control or direction over voting securities of Augusta or a combination of both carrying more than 10% of the voting rights attached to all outstanding voting securities of Augusta, and no associate or affiliate of any such persons, has any material interest, direct or indirect, in any transaction since the commencement of Augusta’s most recently completed financial year or in any proposed transaction which has materially affected or would materially affect Augusta or any of its subsidiaries.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

As at the date hereof, there is no indebtedness from current and former officers or directors of Augusta to Augusta or its subsidiaries, nor does Augusta or its subsidiaries provide any guarantee, support or other similar arrangement to the indebtedness of any such directors or officers to another entity.

LOAN ARRANGEMENT BETWEEN HUDBAY AND AUGUSTA

Hudbay and Augusta entered into a loan agreement on July 17, 2014, pursuant to which Hudbay provided an unsecured loan facility (the “Loan”) in the maximum aggregate amount of $40 million to Augusta and its wholly-owned subsidiary, Augusta Resource (US) Corporation. On August 12, 2014, Hudbay and Augusta increased the maximum aggregate amount of the Loan to US$200 million. On August 14, 2014, Augusta used approximately US$117.9 million of the principal amount of the Loan to repay the aggregate outstanding amount owing to RK Mine Finance Trust I (“Red Kite”) pursuant to the fourth amended and restated loan agreement dated as of December 12, 2013 between Augusta and Red Kite, as amended.

INFORMATION CONCERNING AUGUSTA

General

Augusta was incorporated on January 14, 1937 by Articles of Incorporation Letters Patent pursuant to the Business Corporations Act (Ontario) under the name Hol-Lac Gold Mines, Limited. In 1985, after a period of dormancy, Augusta began actively pursuing interests in mining properties. On July 3, 1997, Augusta changed its name to Augusta Resource Corporation and on June 28, 1999 Augusta was continued under section 187 of the CBCA. The Augusta Shares are traded on the TSX, NYSE MKT LLC under the symbol “AZC” and the Frankfurt Stock Exchange under the symbol “A5R” (collectively, the “Exchanges”).

Price Range and Trading Volumes of the Augusta Shares

On August 22, 2014, being the last trading day on the TSX prior to the date of the Circular, the closing price of the Augusta Shares was $3.87 on the TSX. The following table sets forth the reported intraday high and low daily trading prices and the aggregate volume of trading of the Augusta Shares on the TSX during the periods indicated:

	Trading of Augusta Shares on the TSX
Period	High ($)	Low ($)	Volume (#)

August(1) 2014	4.18	3.70	521,677
July 2014	4.08	3.3	11,693,634
June 2014	3.49	2.8	10,360,927

	Trading of Augusta Shares on the TSX
Period	High ($)	Low ($)	Volume (#)
May 2014	3.38	2.94	7,007,682
April 2014	3.53	3.07	8,515,747
March 2014	3.6	3.12	7,498,684
February 2014	3.64	1.96	23,562,640

(1)         Figures for August 2014 represent the closing price range and trading volume of the Augusta Shares for August 1 to 22, 2014 (inclusive) only.

Effect of the Amalgamation on Markets and Listing

If permitted by applicable Laws, subsequent to completion of the Amalgamation, Hudbay intends to cause Augusta to apply to delist the Augusta Shares from the Exchanges and to cease to be a reporting issuer or its equivalent under the securities laws of Canada, the United States and Germany.

Previous purchases and Sales of Augusta Securities

During the 12 months prior to the date of the Circular, other than securities purchased or sold pursuant to the exercise of employee stock options, warrants and conversion rights, Augusta has not purchased or sold any securities of Augusta.

Previous Distributions of Augusta Shares

A list setting out distributions of Augusta Shares for the 5 year period prior to the date hereof is set forth in Appendix E.

Augusta Dividend Policy

Augusta has never paid a dividend to its Shareholders. The declaration and payments of dividends is at the discretion of the Board of Directors.

Material Changes and Other Information Concerning Augusta

Except as disclosed elsewhere in the Circular or as publicly disclosed, Augusta has no plans or proposals for a material change in its affairs. Hudbay has advised Augusta that, if the Amalgamation becomes effective, Hudbay expects to operate Augusta as an indirect, wholly-owned subsidiary of Hudbay.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Goodmans LLP, counsel to Hudbay, the following is a summary of the principal Canadian federal income tax considerations under the Tax Act, as of the date hereof, generally applicable to a Shareholder who, for purposes of the Tax Act, holds Augusta Shares and will hold Amalco Redeemable Preferred Shares, Hudbay Shares and Hudbay Warrants as capital property, deals at arm’s length with, and is not affiliated with, Augusta, Amalco or Hudbay, and who disposes of Augusta Shares pursuant to the Amalgamation or pursuant to certain transactions described below under the headings “Shareholders Resident in Canada — Resident Dissenting Shareholders” or “Shareholders Not Resident in Canada — Non-Resident Dissenting Shareholders”.

Augusta Shares, Amalco Redeemable Preferred Shares, Hudbay Shares and Hudbay Warrants generally will be considered capital property to a Shareholder for purposes of the Tax Act unless the Shareholder holds such shares or warrants in the course of carrying on a business of buying and selling securities or the Shareholder has acquired or holds them in a transaction or transactions considered to be an adventure or concern in the nature of trade.

This summary is based on the current provisions of the Tax Act in force as of the date hereof and counsel’s understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) publicly available prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and assumes that the Tax Proposals will be enacted in the form proposed. No assurance can be given that the Tax Proposals will be enacted in the form proposed or at all. This summary does not otherwise take into account or anticipate any other changes in Law, whether by judicial, governmental or legislative decision or action, or changes in the administrative policies or assessing practices of the CRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ materially from those described in this summary.

This summary is not applicable to persons holding Convertible Securities or other conversion or exchange rights to acquire Augusta Shares, or persons who acquired Augusta Shares on the exercise of Augusta Share Options. In addition, this summary does not apply to a Shareholder (i) that is a “financial institution”, for purposes of the mark-to-market rules in the Tax Act, (ii) an interest in which is, or whose Augusta Shares are, a “tax shelter investment”, as defined in the Tax Act, (iii) that is a “specified financial institution”, as defined in the Tax Act, (iv) that has made a “functional currency” election under section 261 of the Tax Act, or (v) that has, or will, enter into, with respect to Augusta Shares, Amalco Redeemable Preferred Shares, Hudbay Shares or Hudbay Warrants, a “synthetic disposition arrangement” or a “derivative forward agreement”, as those terms are defined in the Tax Act.

Further, this summary is not applicable to a person that (i) is a corporation resident in Canada and (ii) is, or becomes as part of a transaction or event or series of transactions or events that includes the acquisition of Amalco Redeemable Preferred Shares or Hudbay Shares, controlled by a non-resident corporation for purposes of the foreign affiliate dumping rules in section 212.3 of the Tax Act. Any such Shareholder should consult its own tax advisor.

For purposes of the Tax Act, Shareholders must determine the fair market value of the Hudbay Warrants received on the Redemption. For its own purposes, Hudbay intends to use the unaffected closing price for Hudbay Warrants on the TSX on the date prior to the Effective Date to determine the fair market value of the Hudbay Warrants. Although Hudbay believes that this valuation methodology is reasonable, this methodology is not binding on the CRA or Shareholders. Shareholders should consult their own advisors with respect to the valuation of the Hudbay Warrants for purposes of the Tax Act.

This summary is of a general nature only and is not, and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Shareholder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Shareholders should consult their own advisors with respect to the tax consequences to them of the Amalgamation and the Redemption based on their particular circumstances, including the application and effect of the income and other taxes of any country, state, province or other jurisdiction in which the Shareholders reside or carry on business.

Shareholders Resident in Canada

The following portion of the summary is applicable only to a Shareholder who, for purposes of the Tax Act and at all relevant times, is resident, or is deemed to be resident, in Canada (a “Resident Shareholder”). Certain Resident Shareholders whose Augusta Shares, Amalco Redeemable Preferred Shares or Hudbay Shares might not otherwise constitute capital property may be eligible to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have such shares, and every other “Canadian security” (as defined in the Tax Act) owned by such shareholder in the taxation year in which the election is made and in all subsequent taxation years, be deemed capital property. Such an election would not apply in respect of Hudbay Warrants. Resident Shareholders contemplating such an election should first consult their own tax advisors.

No Capital Gain or Capital Loss on Amalgamation

A Resident Shareholder (other than a Resident Dissenting Shareholder) will realize no capital gain (or loss) when such shareholder disposes of its Augusta Shares for Amalco Redeemable Preferred Shares and Hudbay Shares. A Resident Shareholder will be deemed to have disposed of its Augusta Shares for proceeds of disposition equal to the aggregate adjusted cost base of such shares to such shareholder immediately before the disposition. Such shareholder will be deemed to have acquired the Amalco Redeemable Preferred Shares and Hudbay Shares at an

aggregate cost equal to such proceeds of disposition. That aggregate cost will be allocated between the Amalco Redeemable Preferred Shares and the Hudbay Shares. The cost to a Resident Shareholder of the Amalco Redeemable Preferred Shares will equal the proceeds of disposition for the Augusta Shares multiplied by a fraction. The numerator of the fraction will be the fair market value immediately after the Amalgamation of the Amalco Redeemable Preferred Shares and the denominator will be the fair market value immediately after the Amalgamation of all of the shares received upon the Amalgamation. The proceeds of disposition not allocated to the Amalco Redeemable Preferred Shares will be allocated to the cost of Hudbay Shares.

If the Resident Shareholder separately owns other Hudbay Shares as capital property at that time, the adjusted cost base of all Hudbay Shares owned by the Resident Shareholder as capital property immediately after the Amalgamation will be determined by averaging the cost of the Hudbay Shares acquired on the Amalgamation with the adjusted cost base of those other Hudbay Shares.

Redemption of Amalco Redeemable Preferred Shares

The following is a summary of the principal Canadian federal income tax considerations under the Tax Act resulting from a disposition by a Resident Shareholder of Amalco Redeemable Preferred Shares on the Redemption.

The Amalgamation Agreement provides that the aggregate stated capital of the Amalco Redeemable Preferred Shares will be an amount equal to the aggregate fair market value of the Hudbay Warrants received on the Redemption. Accordingly, the paid up capital of the Amalco Redeemable Preferred Shares received by a Resident Shareholder on the Amalgamation should be equal to the fair market value of the Hudbay Warrants received on the Redemption, with the result that Resident Shareholder should not realize a dividend on the Redemption. However, the CRA may take a different view of the value of the Hudbay Warrants and the value attributed to the Hudbay Warrants by Hudbay is not binding on the CRA or a Shareholder. The following assumes that the paid-up capital for the purposes of the Tax Act of the Amalco Redeemable Preferred Shares received by a Resident Shareholder on the Amalgamation is equal to the fair market value of the Hudbay Warrants received by such shareholder on the Redemption. Resident Shareholders should consult their own advisors in this regard.

Based on this assumption, upon the disposition of the Amalco Redeemable Preferred Shares on the Redemption, a Resident Shareholder will be considered to have disposed of such shares for proceeds of disposition equal to the aggregate fair market value of the Hudbay Warrants received on the Redemption of such shares. The Redemption generally will result in a capital gain (or loss) equal to the amount by which such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base to the holder of Amalco Redeemable Preferred Shares immediately prior to the Redemption.

The Resident Shareholder’s aggregate cost of the Hudbay Warrants received on the Redemption will equal the fair market value thereof at the time of the Redemption.

Capital Gains and Losses

Generally, a Resident Shareholder will be required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized by it in that year. Such shareholder will be required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized by it in a taxation year from taxable capital gains realized by such shareholder in that year. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back to any of the three preceding taxation years or carried forward to any subsequent taxation year and deducted against net taxable capital gains realized in such years, subject to and in accordance with the detailed rules contained in the Tax Act.

Dividends on Hudbay Shares

Dividends received or deemed to be received on Hudbay Shares by a Resident Shareholder who is an individual (including a trust) will be included in computing the individual’s income for tax purposes and will be subject to the gross-up and dividend tax credit rules normally applicable to dividends received from “taxable Canadian corporations”, as defined in the Tax Act. A dividend will be eligible for the enhanced gross-up and dividend tax credit for “eligible dividends”, as defined in the Tax Act, paid by taxable Canadian corporations, to the extent that such dividend is designated by Hudbay as an eligible dividend.

A Resident Shareholder that is a corporation will include dividends received or deemed to be received on Hudbay Shares in computing its income for tax purposes and generally will be entitled to deduct the amount of such dividends in computing its taxable income.

Disposition of Hudbay Shares or Hudbay Warrants

The disposition or deemed disposition of Hudbay Shares or Hudbay Warrants by a Resident Shareholder (other than to Hudbay) generally will result in a capital gain (or loss) equal to the amount by which the proceeds of disposition so realized, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base to the holder of such shares or warrants immediately prior to the disposition. Such capital gain (or loss) will be subject to the tax treatment described above under the heading “Shareholders Resident in Canada — Capital Gains and Losses”.

The amount of any capital loss realized on a disposition of a Hudbay Share by a Resident Shareholder that is a corporation may, to the extent and under the circumstances specified by the Tax Act, be reduced by the amount of any dividends received or deemed to have been received by such shareholder on such share (or on a share for which such share is substituted or exchanged). Similar rules may apply where such shares are owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Resident Shareholders to which these rules may be relevant should consult their own advisors.

Exercise of Hudbay Warrants

Generally, a Resident Shareholder will not be considered to have disposed of Hudbay Warrants on the receipt of an In-the-Money Settlement Notice or on the expiry of the period during which Hudbay may deliver an In-the-Money Settlement Notice.

If a Resident Shareholder has not received an In-the-Money Settlement Notice, such shareholder will not realize a capital gain (or loss) upon the exercise of a Hudbay Warrant to acquire a Hudbay Share. A Resident Shareholder’s cost of the Hudbay Share acquired upon exercise of such warrant will be the aggregate of the Resident Shareholder’s adjusted cost base of such warrant and the exercise price paid for such share.

If a Resident Shareholder receives an In-the-Money Settlement Notice, and receives only cash on the exercise of a Hudbay Warrant, such shareholder will realize a capital gain (or loss) at the time such shareholder exercises the Hudbay Warrant to the extent that the amount of cash received upon the exercise of the Hudbay Warrant, net of any reasonable costs of disposition, exceeds (or is exceeded by) the adjusted cost base to such shareholder of the Hudbay Warrant immediately prior to exercising such warrant. Such capital gain (or loss) will be subject to the tax treatment described above under the heading “Shareholders Resident in Canada — Disposition of Hudbay Shares or Hudbay Warrants”.

If a Resident Shareholder receives an In-the-Money Settlement Notice, and receives only Hudbay Shares or a combination of Hudbay Shares and cash on the exercise of a Hudbay Warrant, the tax consequences to such shareholder under the Tax Act are unclear. Such shareholder may realize a capital gain (or loss) at the time such shareholder exercises the Hudbay Warrant to the extent that the fair market value of the Hudbay Shares or combination of Hudbay Shares and cash received upon the exercise of the Hudbay Warrant, net of any reasonable costs of disposition, exceeds (or is exceeded by) the adjusted cost base to such shareholder of the Hudbay Warrant immediately prior to exercising such warrant. Such capital gain (or loss) would be subject to the tax treatment described above under the heading “Shareholders Resident in Canada — Disposition of Hudbay Shares or Hudbay Warrants”. In such circumstances, where a Resident Shareholder receives a Hudbay Share on the exercise of a Hudbay Warrant, such shareholder’s cost of the Hudbay Share acquired upon the exercise of the Hudbay Warrant would be the fair market value of such share.

Resident Shareholders who receive an In-the-Money Settlement Notice should consult their advisors with respect to the potential income tax consequences to them of exercising their Hudbay Warrants.

A Resident Shareholder’s adjusted cost base of any Hudbay Share acquired upon the exercise of a Hudbay Warrant (whether or not pursuant to an In-the-Money Settlement Notice) will be determined by averaging such cost with the adjusted cost base to the Resident Shareholder of all other Hudbay Shares owned by such shareholder as capital property immediately prior to exercising such warrant.

Expiry of Hudbay Warrants

In the event of the expiry of an unexercised Hudbay Warrant, a Resident Shareholder generally will realize a capital loss equal to the such shareholder’s adjusted cost base of such warrant. Such capital loss will be subject to the tax treatment described above under the heading “Shareholders Resident in Canada — Disposition of Hudbay Shares or Hudbay Warrants”.

Additional Refundable Tax and Alternative Minimum Tax

Certain corporations, including “private corporations” and “subject corporations”, as such terms are defined in the Tax Act, may be liable to pay a refundable tax under Part IV of the Tax Act at the rate of 33 1/3% of any dividends received or deemed to be received to the extent that such dividends are deductible in computing taxable income. This refundable tax generally will be refunded to such shareholder at the rate of CAN$1 for every CAN$3 of taxable dividends paid by such shareholder while it is a private corporation.

A Resident Shareholder that is throughout the year a “Canadian-controlled private corporation”, as defined in the Tax Act, may be liable to pay an additional refundable tax on certain investment income, including taxable capital gains, interest and certain dividends. Capital gains and certain dividends realized by a Resident Shareholder who is an individual or a trust, other than certain specified trusts, will be taken into account in determining such shareholder’s liability for alternative minimum tax under the Tax Act.

Eligibility for Investment

The Amalco Redeemable Preferred Shares, Hudbay Shares and Hudbay Warrants will be “qualified investments”, as defined in the Tax Act, for a trust governed by a registered retirement savings plan (“RRSP”), a registered retirement income fund (“RRIF”), a registered education savings plan, a registered disability savings plan, a tax-free savings account (“TFSA”), or a deferred profit sharing plan (each, a “Registered Plan”) at any particular time, provided that, at that time, (i) in the case of the Hudbay Shares, such shares are listed on a “designated stock exchange” (which currently includes the Exchanges) or Hudbay is a “public corporation”, as defined in the Tax Act, (ii) in the case of the Amalco Redeemable Preferred Shares, Amalco redeems, acquires or cancels the Amalco Redeemable Preferred Shares within 60 days after the Amalgamation, and (iii) in the case of the Hudbay Warrants, such warrants are listed on a “designated stock exchange” (which currently includes the Exchanges) or Hudbay is a “public corporation”, as defined in the Tax Act, and Hudbay is not a “connected person” under the Registered Plan. For this purpose, a “connected person” under a Registered Plan is a person who (i) is an annuitant, a beneficiary, an employer or a subscriber under, or a holder of, the Registered Plan or (ii) does not deal at arm’s length with that annuitant, beneficiary, employer, subscriber or holder.

Notwithstanding that the Amalco Redeemable Preferred Shares, Hudbay Shares and Hudbay Warrants may be qualified investments for a TFSA or a trust governed by a RRSP or RRIF, the holder of a TFSA or the annuitant of a RRSP or RRIF, as applicable, will be subject to a penalty tax under the Tax Act in respect of Amalco Redeemable Preferred Shares, Hudbay Shares or Hudbay Warrants held in a TFSA, RRSP or RRIF, as applicable, if such shares or warrants are a “prohibited investment”, as defined in the Tax Act, for such plan. The Amalco Redeemable Preferred Shares, Hudbay Shares and Hudbay Warrants generally will not be prohibited investments unless, in the case of the Amalco Redeemable Preferred Shares, the holder or annuitant, as the case may be, (i) does not deal at arm’s length with Amalco for purposes of the Tax Act or (ii) has a “significant interest” in Amalco for purposes of the prohibited investment rules in the Tax Act, or, in the case of the Hudbay Shares and Hudbay Warrants, the holder or annuitant, as the case may be, (i) does not deal at arm’s length with Hudbay for purposes of the Tax Act or (ii) has a “significant interest” in Hudbay for purposes of the prohibited investment rules in the Tax Act.

Resident Dissenting Shareholders

Under the current administrative practices of the CRA, a Resident Dissenting Shareholder generally will be considered to have disposed of such shareholder’s Augusta Shares in exchange for proceeds of disposition equal to the amount paid by Amalco for such shares, less the amount of any interest awarded by the court. A Resident Dissenting Shareholder will realize a capital gain (or loss) in the amount by which such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are exceeded by) the Resident Dissenting Shareholder’s adjusted cost base of such shares. Such capital gain (or loss) generally will be subject to the tax treatment described above under the heading “Shareholders Resident in Canada — Disposition of Hudbay Shares or Hudbay Warrants”. Any interest awarded to a Resident Dissenting Shareholder will be included in such shareholder’s income.

Shareholders Not Resident in Canada

The following part of the summary is applicable only to a Shareholder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty, is neither resident nor deemed to be resident in Canada, and does not use or hold, and is not deemed to use or hold, Augusta Shares in connection with carrying on a business in Canada (a “Non-Resident Shareholder”). This part of the summary is not applicable to Non-Resident Shareholders that are insurers carrying on an insurance business in Canada and elsewhere.

No Capital Gain or Capital Loss on Amalgamation

The tax treatment to a Non-Resident Shareholder (other than a Non-Resident Dissenting Shareholder) generally will be the same as described above under heading “Shareholders Resident in Canada — No Capital Gain or Capital Loss on Amalgamation”.

Redemption of Amalco Redeemable Preferred Shares

The following is a summary of the principal Canadian federal income tax considerations under the Tax Act resulting from a disposition by a Non-Resident Shareholder of Amalco Redeemable Preferred Shares on the Redemption.

Upon the disposition of the Amalco Redeemable Preferred Shares on the Redemption, the tax treatment, proceeds of disposition of the Amalco Redeemable Preferred Shares and the cost of the Hudbay Warrants received by a Non-Resident Shareholder on the Redemption generally will be the same as described above under the heading “Shareholders Resident in Canada — Redemption of Amalco Redeemable Preferred Shares”.

Capital Gains and Losses

A Non-Resident Shareholder who receives Hudbay Warrants on the Redemption will not be subject to tax under the Tax Act on any capital gain realized on a disposition of Amalco Redeemable Preferred Shares unless such Amalco Redeemable Preferred Shares or the Augusta Shares for which such Amalco Redeemable Preferred Shares were exchanged on the Amalgamation constitute (or constituted immediately prior to the Amalgamation) “taxable Canadian property” other than “treaty-protected property”, as defined in the Tax Act, of such shareholder.

Generally, an Amalco Redeemable Preferred Share or an Augusta Share will not be considered to be taxable Canadian property to a Non-Resident Shareholder at a particular time provided that such share is listed (and, for this purpose, the Amalco Redeemable Preferred Shares are deemed to be so listed) on a “designated stock exchange”, as defined in the Tax Act, (which currently includes the Exchanges) unless at any time during the 60-month period immediately preceding the disposition (i) the Non-Resident Shareholder, persons with whom the Non-Resident Shareholder did not deal at arm’s length, or the Non-Resident Shareholder together with all such persons, owned 25% or more of the issued shares of any class or series of shares of the capital stock of Amalco or Augusta (as the case may be), and (ii) more than 50% of the fair market value of the such share was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties”, as defined in the Tax Act, “timber resource properties”, as defined in the Tax Act, or options in respect of, or interests in, or for civil law rights in, any such properties (whether or not such property exists). Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Amalco Redeemable Preferred Shares or Augusta Shares may be deemed to be taxable Canadian property to the Non-Resident Shareholder. Non-Resident Shareholders whose Amalco Redeemable Preferred Shares or Augusta Shares may constitute taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances.

Even if the Amalco Redeemable Preferred Shares or the Augusta Shares are taxable Canadian property to a Non-Resident Shareholder, a taxable capital gain or an allowable capital loss resulting from the disposition of the Amalco Redeemable Preferred Shares on the Redemption will not be included in computing the Non-Resident Shareholder’s taxable income for purposes of the Tax Act, provided that the Amalco Redeemable Preferred Shares constitute “treaty-protected property”, as defined in the Tax Act, of such shareholder. Amalco Redeemable Preferred Shares owned by a Non-Resident Shareholder generally will be treaty-protected property if the gain from the disposition of such shares would, because of an applicable income tax treaty, be exempt from tax under the Tax Act.

The income tax consequences of a disposition of Amalco Redeemable Preferred Shares on the Redemption by a Non-Resident Shareholder whose Amalco Redeemable Preferred Shares or Augusta Shares are taxable Canadian property other than treaty-protected property for purposes of the Tax Act generally will be as described above under the heading “Shareholders Resident in Canada — Capital Gains and Losses”.

Non-Resident Shareholders should consult their own tax advisors with respect to the potential tax consequences to them of disposing of their Amalco Redeemable Preferred Shares on the Redemption having regard to their particular circumstances.

Dividends on Hudbay Shares

Dividends paid or credited or deemed to be paid or credited to a Non-Resident Shareholder on Hudbay Shares will be subject to Canadian withholding tax at a rate of 25%, subject to any reduction in the rate of withholding tax to which the Non-Resident Shareholder is entitled under any applicable tax treaty or convention that is in force at the time of the payment, credit or deemed payment or credit of such dividends. For example, under the Canada — U.S. Tax Treaty (the “Convention”), where dividends are paid to or derived by a Non-Resident Shareholder who is a U.S. resident for the purpose of, and who is entitled to the benefits in accordance with the provisions of, the Convention, the applicable rate of Canadian withholding tax generally is reduced to 15%.

Disposition of Hudbay Shares or Hudbay Warrants

The disposition or deemed disposition of Hudbay Shares or Hudbay Warrants by a Non-Resident Shareholder (other than to Hudbay) generally will result in a capital gain (or loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base to the holder of such shares or warrants immediately prior to the disposition. A Non-Resident Shareholder who realizes such a capital gain (or loss) will not be subject to tax under the Tax Act in respect of such capital gain unless such shares or warrants constitute taxable Canadian property other than treaty-protected property. Hudbay Warrants will not constitute taxable Canadian property unless Hudbay Shares constitute taxable Canadian property. The circumstances in which Hudbay Shares may constitute taxable Canadian property generally will be the same as described under the heading “Shareholders Not Resident in Canada — Redemption of Amalco Redeemable Preferred Shares”. If the Hudbay Shares and Hudbay Warrants are taxable Canadian property of the Non-Resident Shareholder at the time of their disposition, and are not treaty-protected property of the Non-Resident Shareholder for purposes of the Tax Act, the Non-Resident Shareholder may be subject to tax under the Tax Act in respect of any capital gain realized on such disposition.

Non-Resident Shareholders should consult their own tax advisors with respect to the potential tax consequences to them of disposing of taxable Canadian property that is not treaty-protected property.

Exercise of Hudbay Warrants

Generally, a Non-Resident Shareholder will not be considered to have disposed of Hudbay Warrants on the receipt of an In-the-Money Settlement Notice or on the expiry of the period during which Hudbay may deliver an In-the-Money Settlement Notice.

If a Non-Resident Shareholder has not received an In-the-Money Settlement Notice, such shareholder will not realize a capital gain (or loss) upon the exercise of a Hudbay Warrant to acquire a Hudbay Share. A Non-Resident Shareholder’s cost of the Hudbay Share acquired upon exercise of such warrant will be the aggregate of the Non-Resident Shareholder’s adjusted cost base of such warrant and the exercise price paid for such share.

If a Non-Resident Shareholder receives an In-the-Money Settlement Notice, such shareholder will not be subject to tax under the Tax Act on any capital gain realized on the exercise of a Hudbay Warrant unless such warrant constitutes taxable Canadian property other than treaty-protected property. The circumstances in which Hudbay Warrants may constitute taxable Canadian property generally will be the same as described above under the heading “Shareholders Not Resident in Canada — Disposition of Hudbay Shares or Hudbay Warrants”. If a Non-Resident Shareholder receives an In-the-Money Settlement Notice and the Hudbay Warrants are taxable Canadian property of the Non-Resident Shareholder at the time of their disposition, and are not treaty-protected property of the Non-Resident Shareholder for purposes of the Tax Act, the tax consequences arising on the exercise of such warrants by such shareholder generally will be the same as described above under the heading “Shareholders Resident in Canada — Exercise of Hudbay Warrants”.

A Non-Resident Shareholder’s adjusted cost base of any Hudbay Share acquired upon the exercise of a Hudbay Warrant (whether or not pursuant to an In-the-Money Settlement Notice) will be determined by averaging such cost with the adjusted cost base to the Non-Resident Shareholder of all other Hudbay Shares owned by such shareholder as capital property immediately prior to exercising such warrant.

Non-Resident Shareholders should consult their own tax advisors with respect to the potential tax consequences to them of disposing of taxable Canadian property that is not treaty-protected property.

Expiry of Hudbay Warrants

The tax consequences realized by a Non-Resident Shareholder upon the expiry of an unexercised Hudbay Warrant that constitutes taxable Canadian property and that is not treaty-protected property generally will be the same as described under the heading “Shareholders Resident in Canada — Expiry of Hudbay Warrants”.

Non-Resident Dissenting Shareholders

Under the current administrative practices of the CRA, a Non-Resident Dissenting Shareholder generally will be considered to have disposed of such shareholder’s Augusta Shares in exchange for proceeds of disposition equal to the amount paid by Amalco for such shares, less the amount of any interest awarded by the court. A Non-Resident Dissenting Shareholder will realize a capital gain (or loss) in the amount by which such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are exceeded by) the Non-Resident Dissenting Shareholder’s adjusted cost base of such shares. A Non-Resident Dissenting Shareholder who realizes such a capital gain will not be subject to tax under the Tax Act in respect of such capital gain unless such shares constitute taxable Canadian property other than treaty-protected property. The circumstances in which Augusta Shares may constitute taxable Canadian property generally will be the same as described above under the heading “Shareholders Not Resident in Canada —Capital Gains and Losses”. If the Augusta Shares are taxable Canadian property of the Non-Resident Dissenting Shareholder at the time of their disposition, and are not treaty-protected property of the Non-Resident Dissenting Shareholder for purposes of the Tax Act, the Non-Resident Dissenting Shareholder may be subject to tax under the Tax Act in respect of any capital gain realized on a disposition thereof. Any interest awarded to a Non-Resident Dissenting Shareholder will not be subject to Canadian withholding tax.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion, subject to the limitations and conditions set forth herein, addresses material U.S. federal income tax consequences of exchanging Augusta Shares for Hudbay Shares and Hudbay Warrants (following the redemption of Amalco Redeemable Preferred Shares) pursuant to the Amalgamation. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, administrative rulings of the IRS and judicial decisions of the U.S. courts, in each case as in effect on the date hereof. Changes in the laws may alter the U.S. federal income tax treatment discussed in this summary, possibly with retroactive effect.

This discussion is general in nature and does not address the effects of any state or local taxes, or the tax consequences in jurisdictions other than the United States. In addition, this discussion does not address any U.S. federal tax consequences other than U.S. federal income tax consequences, such as the estate and gift tax, or the alternative minimum tax, and does not address the Medicare tax on net investment income. This discussion is only applicable to U.S. Holders (as defined below) that receive Hudbay Shares and Hudbay Warrants in exchange for

Augusta Shares pursuant to the Amalgamation or that receive cash for Augusta Shares as a result of the exercise of dissent rights, and that hold Augusta Shares, Hudbay Shares and Hudbay Warrants, as applicable, as “capital assets” (generally for investment purposes) and, in addition, does not address all U.S. federal income tax consequences that may be relevant to the particular circumstances of a holder of Augusta Shares, Hudbay Shares, or Hudbay Warrants, including the consequences to any Holder of a transaction other than the Amalgamation in which It participates, nor to a holder of Augusta Shares, Hudbay Shares or Hudbay Warrants subject to special treatment under U.S. federal income tax law, including, but not limited to:

•                                          a person that will own 5% or more (by voting power or value, taking into account certain attribution rules) of the issued and outstanding Hudbay Shares;

•                                          a broker, dealer or trader in securities or currencies;

•                                          a bank, mutual fund, life insurance company or other financial institution;

•                                          a tax-exempt organization;

•                                          a real estate investment trust or regulated investment company;

•                                          a qualified retirement plan or individual retirement account;

•                                          a person who acquired its Augusta Shares in a compensatory transaction;

•                                          a person that holds or will hold its Augusta Shares, Hudbay Shares, or Hudbay Warrants as part of a straddle, hedge, wash sale, synthetic security, conversion transaction, constructive sale or other integrated transaction for tax purposes;

•                                          a Non-U.S. Holder (as defined below) who is or has previously been engaged in the conduct of a trade or business in the U.S. or who has ceased to be a U.S. citizen or to be taxed as a U.S. resident alien; or

•                                          a U.S. Holder whose functional currency for tax purposes is not the U.S. dollar.

It is assumed for purposes of this summary that each of Hudbay and Augusta is not, has not at any time been and will not, after the exchange, be a “controlled foreign corporation”, as defined in Section 957(a) of the Code.

Holders of Augusta Shares are urged to consult their own tax advisors regarding the tax consequences of the exchange of Augusta Shares for Hudbay Shares and Hudbay Warrants pursuant to the Amalgamation, and the ownership and disposition of Hudbay Shares and Hudbay Warrants in light of their particular circumstances, as well as the tax consequences under state, local and non-United States tax law and the possible effects of changes in tax law.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of an Augusta Share, Hudbay Share, or Hudbay Warrant, as the case may be, who is, for U.S. federal income tax purposes:

•                                          an individual citizen or resident of the United States;

•                                          a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•                                          an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•                                          a trust (X) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as described in Section 7701(a)(30) of the Code or

(Y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

“Non-U.S. Holder” means any person who owns Augusta Shares, Hudbay Shares or Hudbay Warrants, as the case may be, and who is not a U.S. Holder or a partnership.

If a partnership or other “pass-through” entity holds Augusta Shares, the tax treatment of an owner of such “pass-through” entity generally will depend upon the status of such owner and upon the activities of the “pass-through” entity. An owner of a “pass-through” entity holding Augusta Shares should consult such owner’s tax advisor regarding the specific tax consequences of exchanging Augusta Shares pursuant to the Amalgamation.

A person who owns Augusta Shares will receive Hudbay Shares and Amalco Redeemable Preferred Shares in the Amalgamation in exchange for their Augusta Shares. The Amalco Redeemable Preferred Shares received by a holder of August Shares will immediately, and automatically, be redeemed for Hudbay Warrants. Because the Amalco Redeemable Preferred Shares are automatically redeemed for Hudbay Warrants and a holder of Augusta Shares does not have any rights with respect to an Amalco Redeemable Preferred Share other than the right to receive Hudbay Warrants in redemption thereof, for U.S. federal income tax purposes, it is expected that a holder of Augusta Shares will be treated as receiving Hudbay Shares and Hudbay Warrants for their Augusta Shares, and the remainder of this discussion assumes that is the case.

U.S. Holders

Consequences of Exchanging Augusta Shares for Hudbay Shares and Hudbay Warrants Pursuant to the Amalgamation

While the U.S. federal income tax consequences of exchanging Augusta Shares for Hudbay Shares and Hudbay Warrants pursuant to the Amalgamation is not certain, it is expected that the exchange will be a fully taxable transaction for U.S. federal income tax purposes for a holder of Augusta Shares. In such an exchange, a U.S. Holder would recognize gain or loss equal to the difference between (i) the sum of the U.S. dollar fair market value of any Hudbay Shares and Hudbay Warrants received and (ii) the U.S. Holder’s adjusted tax basis in the Augusta Shares surrendered. If Augusta is not a PFIC (defined below), any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period in the Augusta Shares exceeds one year upon the consummation of the Amalgamation. Long-term capital gains of non-corporate U.S. Holders, including individuals, may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

If Augusta is a PFIC as to a U.S. Holder, unless the U.S. Holder has made a timely and proper QEF election or if applicable, a mark-to-market election, the amount of U.S. federal income tax on gain recognized by a U.S. Holder upon the consummation of the exchange pursuant to the Amalgamation would be subject to special rules and interest charges described in Section 1291 of the Code and summarized below under the heading “Passive Foreign Investment Company.” However, if the U.S. Holder has made a timely and proper QEF election with respect to its Augusta Shares, then the PFIC rules will not apply and the U.S. Holder will be subject to tax on the exchange in the manner described in the immediately preceding paragraph. A U.S. Holder that made a mark-to-market election with respect to its Augusta Shares is not subject to the rules and charges in Section 1291 of the Code but is subject to special rules under the mark-to-market regime that are not further discussed here. A U.S. Holder should consult its tax advisor regarding the application of the PFIC rules to the exchange.

The discussion of certain Canadian income tax considerations above notes that, while it is not expected to be the case, the redemption of Amalco Redeemable Preferred Shares with Hudbay Warrants could give rise to a dividend for Canadian tax purposes. In that case, a non-resident of Canada, which may include a U.S. Holder, may be subject to Canadian withholding tax in connection with such redemption. While the U.S. federal income tax laws generally provide for a credit against a U.S. taxpayer’s U.S. federal income tax liability for non-U.S. income taxes, the U.S. foreign tax credit rules are complex, and there are many limitations on claiming the credit, which limitations depend on a U.S. Holder’s particular circumstances. In particular, a U.S. Holder can only claim a credit for certain foreign taxes against its U.S. federal income tax liability to the extent the U.S. Holder has foreign source income, as determined under U.S. federal income tax rules. Gain in connection with the receipt of Hudbay Shares and Hudbay Warrants in the Amalgamation is not expected to be foreign source for these purposes. U.S. Holders should consult their own tax advisors regarding the application of the U.S. foreign tax credit rules.

Tax Consequences of a Receipt of Cash Pursuant to Dissent Rights

A U.S. Holder that receives cash for its Augusta Shares as a result of such holder’s exercise of dissent rights will recognize gain or loss equal to the difference between (i) the U.S. dollar value of the cash received in connection with the exercise of dissent rights, and (ii) the U.S. Holder’s adjusted tax basis in the Augusta Shares surrendered. If Augusta is not a PFIC as to such U.S. Holder, any such gain or loss generally will be a capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period in the Augusta Shares exceeds one year. Long-term capital gains of non-corporate U.S. Holders, including individuals, may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Special considerations may apply to a U.S. Holder who receives foreign currency in connection with the exercise of dissent rights. See “Foreign Currency Considerations” below. If Augusta is a PFIC as to such U.S. Holder, it would be subject to the PFIC rules described below.

Tax Consequences of Owning and Disposing of Hudbay Shares and Hudbay Warrants

Distributions on Hudbay Shares

Subject to the discussion under “Passive Foreign Investment Company” below, the gross amount of distributions, if any, payable on Hudbay Shares, including any Canadian taxes withheld, generally will be treated as a foreign source dividend to the extent paid out of current or accumulated earnings and profits, and generally will be “passive category income” for U.S. foreign tax credit purposes. A distribution on Hudbay Shares in excess of current and accumulated earnings and profits will be treated as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in such shares and, to the extent in excess of adjusted basis, as capital gain. See “Sale or Other Disposition of Hudbay Shares” below. There can be no assurance that Hudbay will determine its earnings and profits on the basis of U.S. federal income tax principles, and U.S. Holders of Hudbay Shares should assume that distributions will generally be reported to them as a “dividend” for U.S. federal income tax purposes.

Dividends paid to a U.S. Holder that is a corporation will not be eligible for the dividends received deduction generally available to corporations. Dividends paid by a domestic corporation or “qualified foreign corporation” to an individual U.S. Holder are subject to a maximum 20% U.S. federal income tax rate if certain holding period requirements are met. A qualified foreign corporation generally includes a foreign corporation (other than a PFIC) if (i) its shares are readily tradable on an established securities market in the United States or (ii) it is eligible for benefits under a comprehensive U.S. income tax treaty which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program. Hudbay Shares are listed on the New York Stock Exchange. In addition, there is currently a tax treaty in effect between the United States and Canada which the Secretary of Treasury has determined is satisfactory for these purposes and Hudbay believes it should be eligible for the benefits of the treaty. Therefore, assuming it is not a PFIC as discussed below, Hudbay believes that it will be a “qualified foreign corporation” for this purpose, although there can be no assurance that it will always qualify and each U.S. Holder should consult its own tax advisor regarding the treatment of dividends received on the Hudbay Shares.

Subject to certain limitations, a U.S. Holder generally will be entitled to a credit against its U.S. federal income tax liability for Canadian income taxes withheld by Hudbay. Alternatively, a U.S. Holder may elect to claim a deduction for such Canadian income taxes in computing its U.S. federal taxable income for a taxable year, provided that the election shall apply to all foreign income taxes paid or accrued by the U.S. Holder for the taxable year. U.S. Holders that are eligible for benefits under the Canada-United States income tax treaty but who fail to provide the necessary documentation to qualify for benefits under the treaty will not be entitled to a foreign tax credit for the amount of any Canadian taxes withheld in excess of the applicable treaty rate. To the extent a U.S. Holder has claimed a reduced U.S. tax rate on dividends from a “qualified foreign corporation,” this will affect the computation of the foreign tax credit. The calculation of U.S. foreign tax credits and, in the case of a U.S. Holder that elects to deduct foreign taxes, the availability of deductions, involves the application of complex rules that depend on a U.S. Holder’s particular circumstances. U.S. Holders should, therefore, consult their own tax advisors regarding the application of the U.S. foreign tax credit rules.

Sale or Other Disposition of Hudbay Shares

Subject to the discussion below under “Passive Foreign Investment Company”, a U.S. Holder who sells or otherwise disposes of Hudbay Shares in a taxable disposition will recognize a gain or loss equal to the difference, if any, between the U.S. dollar value of the amount realized on such sale or other taxable disposition and the U.S. Holder’s adjusted tax basis in such shares. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holding period for the Hudbay Shares is more than one year at the time of the sale or other disposition. Long-term capital gains of non-corporate U.S. Holders, including individuals, may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any such gain or loss generally will be treated as U.S. source income for U.S. foreign tax credit purposes. Special considerations may apply to a U.S. Holder who receives foreign currency in connection with a sale or other taxable disposition of Hudbay Shares. See “Foreign Currency Considerations” below.

Exercise, Lapse, Sale or Other Taxable Disposition of Hudbay Warrants

A U.S. Holder of a Hudbay Warrant should not recognize gain or loss as a result of the U.S. Holder’s receipt of Hudbay Shares in exchange for the Exercise Price upon exercise of a Hudbay Warrant. A U.S. Holder’s adjusted tax basis in the Hudbay Shares received in connection with the exercise of a Hudbay Warrant where the U.S. Holder pays the Exercise Price will be an amount equal to the sum of (i) the U.S. Holder’s adjusted tax basis in the Hudbay Warrants exercised plus (ii) the amount of the Exercise Price paid. If a Hudbay Warrant lapses without exercise, the U.S. Holder will recognize capital loss in an amount equal to the U.S. Holder’s adjusted tax basis in the Hudbay Warrants. A U.S. Holder’s holding period for Hudbay Shares received upon exercise of a Hudbay Warrant in exchange for cash payment of the Exercise Price will commence following the exercise of the Hudbay Warrant. A U.S. Holder that receives cash in lieu of a fractional Hudbay Share in connection with the exercise of a Hudbay Warrant may be treated as disposing of a portion of its Hudbay Warrant for such cash payment, in which case the holder would recognize gain or loss measured by the difference between the amount of cash received and the holder’s adjusted tax basis in the portion of the Hudbay Warrant that reflects the right to acquire the fractional share. The U.S. federal income tax treatment of the receipt of cash in lieu of a fractional Hudbay Share in connection with the exercise of a Hudbay Warrant is uncertain and a different tax treatment is possible.

The U.S. federal income tax consequences are not clear in a situation where a U.S. Holder does not pay the cash Exercise Price because an In-the-Money Settlement Notice is issued, and instead receives a net number of Hudbay Shares having a value equal to the value of the Hudbay Warrant at the expiry time. In that case, if the Hudbay Warrant is treated as a “a right to acquire stock” within the meaning of the U.S. federal income tax reorganization rules, the receipt of Hudbay Shares in satisfaction of the Hudbay Warrant could be treated as a “recapitalization” for U.S. federal income tax purposes. If the exchange is treated as a recapitalization, no gain or loss would be recognized on the receipt of Hudbay Shares, the U.S. Holder would have a tax basis in the Hudbay Shares received equal to the holder’s tax basis in its Hudbay Warrant, and the U.S. Holder’s holding period in the Hudbay Shares received in satisfaction of the Hudbay Warrant would include its holding period in the Hudbay Warrant. Alternatively, the U.S. Holder may be deemed to have exercised its Hudbay Warrants in exchange for the relevant number of Hudbay Shares with the tax consequences described in the preceding paragraph, and then as having sold a number of Hudbay Shares having a value equal to the aggregate Exercise Price, with a portion of such sale proceeds then deemed paid to Hudbay in satisfaction of the cash Exercise Price. In that case, a U.S. Holder will have gain or loss on the shares deemed acquired and sold based upon the difference between the fair market value of those shares and the holder’s tax basis in those shares as determined under the preceding paragraph. The U.S. Holder would have a tax basis in the retained shares equal to the sum of the fair market value of the Hudbay Warrant that is attributable to such number of shares and the Exercise Price for those shares. A U.S. Holder will have a holding period in the Hudbay Shares it continues to own that starts on the day after the Warrant Expiry Date.

If a U.S. Holder does not pay the cash Exercise Price because an In-the-Money Settlement Notice is issued, and instead receives a cash payment from Hudbay in settlement of the Hudbay Warrant, such cash payment should give rise to gain or loss for the U.S. Holder measured by the difference between the amount of the cash payment and the U.S. Holder’s adjusted tax basis in the Hudbay Warrant. Such gain or loss should generally be capital gain or loss.

Upon the sale, retirement or other taxable disposition of a Hudbay Warrant other than in connection with the exercise of the Hudbay Warrant, a U.S. Holder will recognize gain or loss to the extent of the difference between the sum of the cash and the fair market value of any property received in exchange therefor and the U.S. Holder’s tax basis in the Hudbay Warrant. Any such gain or loss recognized by a holder upon the sale, retirement or other taxable disposition of a Hudbay Warrant will be capital gain or loss and will be long-term capital gain or loss if the warrant has been held for more than one year.

The Exercise Price and conversion rate of the Hudbay Warrants is subject to adjustment under certain circumstances. U.S. Treasury regulations promulgated under Section 305 of the Code might treat a U.S. Holder of Hudbay Warrants as having received a constructive distribution that would be includable in the U.S. Holder’s income if, and to the extent that, certain adjustments in the Exercise Price or conversion rate increases the proportionate interest of a U.S. Holder in Hudbay’s earnings and profits. In addition, under certain circumstances, the failure to adjust the conversion rate may result in a constructive distribution. Thus, under certain circumstances, a U.S. Holder may recognize income in the event of a constructive distribution even though they may not receive any cash, securities or other property. Adjustments to the Exercise Price or conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution of the Hudbay Warrants, however, will generally not be considered to result in a constructive distribution.

Passive Foreign Investment Company

Special adverse U.S. federal income tax rules apply to U.S. persons owning shares of a “passive foreign investment company” (“PFIC”). A non-U.S. corporation generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying the relevant look-through rules with respect to the income and assets of subsidiaries, either:

•                                          at least 75% of its gross income is “passive income”; or

•                                          at least 50% of the gross average quarterly value of its assets is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, passive income generally includes, among other things, dividends, interest, rents, royalties, gains from the disposition of passive assets and gains from commodities transactions. However, passive income does not include gains arising from “qualified active sales” of commodities.

Based on current estimates of Hudbay’s income, current estimates of the value of its assets, the nature of its business, and taking into account the exceptions to the PFIC rules discussed above, Hudbay does not believe that it will be classified as a PFIC for its current taxable year. However, there can be no assurance in this regard because the application of the relevant rules is complex and the manner in which the exceptions to the PFIC rules should be applied is uncertain and also involves inherently factual determinations that are affected by how Hudbay conducts its business. Additionally, the PFIC determination is made annually and is based on the portion of Hudbay’s assets and income that is characterized as passive under the PFIC rules. PFIC status will depend, in part, on the market valuation of its shares, and the value of goodwill, which it cannot control. Moreover, Hudbay’s business plans may change, which may affect the PFIC determination in future years.

If Hudbay is or becomes a PFIC, the tax imposed on any gain realized on a sale or other disposition of its shares or with respect to the sale, disposition, lapse, or possibly exercise, of Hudbay Warrants and certain “excess distributions” (generally distributions in excess of 125% of the average distributions over a three-year period or, if shorter, the U.S. Holder’s holding period for the shares) will be increased by an interest charge to compensate for tax deferral, and the amount of income tax, before the imposition of the interest charge, will be calculated as if such gain was earned rateably over the period the U.S. Holder held its shares and was subject to U.S. federal income tax at the highest rate applicable to ordinary income for the relevant taxable years, regardless of the tax rate otherwise applicable to the U.S. Holder.

If Hudbay is treated as a PFIC, the rules described in the foregoing paragraph can be mitigated with respect to the Hudbay Shares by a U.S. Holder that makes a QEF election. However, there can be no assurance that Hudbay will provide the information a U.S. Holder would need to make a QEF election. The QEF election generally may not be made with respect to the Hudbay Warrants. Alternatively, a U.S. Holder may make a mark-to-market election for Hudbay Shares if the shares constitute “marketable stock” as defined in the U.S. Treasury regulations. The Hudbay

Shares will be “marketable stock” if they are “regularly traded” on a “qualified exchange or other market.” There can be no assurance that the Hudbay Shares will be considered “marketable stock” for this purpose. If a mark-to-market election were made, a U.S. Holder would take into account each year the appreciation or depreciation in value of its Hudbay Shares as if the shares were sold at fair market value at the end of the year. Such appreciation or depreciation generally would be treated as ordinary income or (subject to limitations) ordinary loss. Any gains on an actual disposition of Hudbay Shares would be ordinary income, and any loss up to the amount of prior ordinary income/gain inclusions with respect to the shares will be ordinary loss. If Hudbay is determined to be a PFIC, the interest charge regime described above could be applied to indirect distributions or gains deemed to be attributable to U.S. Holders in respect of any of Hudbay’s subsidiaries that may also be determined to be a PFIC, and there is a significant risk that indirect interests in any subsidiary PFIC will not be covered by this mark-to-market election.

U.S. Holders owning shares of a PFIC are subject to additional information reporting requirements with respect to their shares. U.S. Holders should consult their own tax advisors regarding any additional information reporting that may be required if Hudbay were to be classified as a PFIC.

U.S. Holders should consult their own independent tax advisors regarding the application of the PFIC rules to the Shares and the availability and advisability of making a mark-to-market or QEF election in their particular circumstances.

Foreign Currency Considerations

A U.S. Holder that receives Canadian dollars in connection with the exercise of dissent rights or as a result of a distribution on or a sale or other disposition of Hudbay Shares or Hudbay Warrants and converts such Canadian dollars into U.S. dollars on the day the amount is otherwise includible in income for U.S. federal income tax purposes generally will not be required to recognize gain or loss arising from exchange rate fluctuations. A U.S. Holder that receives Canadian dollars and converts them into U.S. dollars subsequent to such day will generally have foreign exchange gain or loss based on any appreciation or depreciation in the value of the Canadian dollar against the U.S. dollar, which generally will be U.S. source ordinary gain or loss.

Non-U.S. Holders

Consequences of Exchanging Augusta Shares for Hudbay Shares and Hudbay Warrants or the Receipt of Cash Pursuant to Dissent Rights

Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax for U.S. federal income tax purposes upon the receipt of Hudbay Shares and Hudbay Warrants in exchange for Augusta Shares pursuant to the Amalgamation or upon the receipt of cash for its Augusta Shares as a result of such holder’s exercise of dissent rights. However, a Non-U.S. Holder may recognize gain taxable in the United States if either of the following conditions applies:

•                                          such gain is attributable to an office or other fixed place of business in the United States and, if an applicable income tax treaty so provides, such gain is attributable to a permanent establishment or fixed base the Non-U.S. Holder maintains in the United States; or

•                                          the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other requirements are met.

Sale or Other Disposition of Hudbay Shares or Hudbay Warrants and Exercise of Hudbay Warrants

In general, a Non-U.S. Holder will not be subject to U.S. federal income tax as a result of (i) a distribution on or any gain realized upon the sale or other disposition of Hudbay Shares or (ii) the exercise, disposition or sale of any Hudbay Warrants, in each case, unless one of the two bulleted conditions apply that are described in the discussion captioned “Non-U.S. Holders— Consequences of Exchanging Augusta Shares for Hudbay Shares and Hudbay Warrants or the Receipt of Cash Pursuant to Dissent Rights” above.

Information Reporting and Backup Withholding

Holders of Augusta Shares may be subject to information reporting and may be subject to backup withholding, at a 28% rate, on any cash received in exchange for Augusta Shares. Distributions on, or the proceeds from a sale or other disposition of, Hudbay Shares or Hudbay Warrants and amounts received on expiry of the Hudbay Warrants paid within the United States or through certain U.S.-related financial intermediaries to a holder may be subject to information reporting and may be subject to backup withholding unless the holder (i) is an exempt recipient or (ii) in the case of backup withholding (but not information reporting), provides an accurate taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules may be credited against the holder’s U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld by filing the appropriate claim for refund with the IRS in a timely manner and furnishing any required information.

Individual U.S. Holders may be required to report information to the IRS with respect to their investment in Hudbay Shares and Hudbay Warrants unless certain requirements are met. U.S. Holders who fail to report required information could become subject to substantial penalties. U.S. Holders are encouraged to consult with their own tax advisors regarding the possible implications of this new legislation on their investment in Hudbay Shares and Hudbay Warrants.

INFORMATION CONCERNING HUDBAY

Hudbay is an integrated mining company producing copper concentrate (containing copper, gold and silver) and zinc metal. With assets in North and South America, Hudbay is focused on the discovery, production and marketing of base and precious metals. Hudbay’s growth strategy is focused on the exploration and development of properties it already controls as well as other mineral assets it may acquire that fit its strategic criteria.

Hudbay has three material mineral assets, all of which are currently 100% owned:

•                                          777, an underground mine in Flin Flon, Manitoba, which has been producing since 2004;

•                                          Lalor, a zinc, gold and copper project currently under construction near Snow Lake, Manitoba, which commenced initial ore production from the ventilation shaft in August 2012 and is expected to begin production from the main shaft in late 2014; and

•                                          Constancia, a copper project currently under construction in Peru, which is expected to commence initial production in late 2014 and begin commercial production in the second quarter of 2015.

Hudbay’s fourth material mineral asset is the Rosemont project, the open-pit copper/molybdenum/silver/porphyry/skarn deposit located in Pima County, Arizona, in which Augusta currently has a 92.05% interest.  If the Amalgamation is completed, Hudbay’s interest in Augusta (and indirectly, its 92.05% interest in the Rosemont project) will change from approximately 96% to an indirect, 100% interest.

Hudbay also owns a 70% interest in the Reed mine near Snow Lake, Manitoba, which commenced commercial production at the beginning of the second quarter of 2014. Hudbay also owns exploration properties in North and South America and minority equity investments in a number of junior exploration companies as part of its strategy to build a pipeline of projects with the potential for development.

In addition, Hudbay owns and operates a portfolio of processing facilities in northern Manitoba which includes its Flin Flon ore concentrator, which produces zinc and copper concentrates, its Snow Lake concentrator, which produces copper and zinc concentrates, and its Flin Flon zinc plant, which produces high-grade zinc metal.

A more detailed description of Hudbay’s material mineral properties (other than the Rosemont project) is included in the Hudbay AIF, which is incorporated by reference into this Circular. See “Documents Incorporated by Reference” below.

Hudbay’s head office is located at 25 York Street, Suite 800, Toronto, Ontario, Canada, M5J 2V5 (telephone:416- 362-8181) and its registered office is located at 2200-201 Portage Avenue, Winnipeg, Manitoba R3B 3L3.

Hudbay is a reporting issuer or the equivalent in all provinces and territories of Canada and files its continuous disclosure documents with the relevant Canadian securities regulatory authorities. Such documents are available on SEDAR at www.sedar.com. Hudbay is also an SEC registrant and accordingly files with or furnishes to the SEC certain documents. Such documents are available on EDGAR at www.sec.gov.

Authorized and Outstanding Share Capital

Hudbay is authorized to issue an unlimited number of Hudbay Shares without par value. Each Hudbay Share is entitled to one vote at meetings of holders of Hudbay Shares. As of the date hereof, 231,621,080 Hudbay Shares were issued and outstanding, with options to acquire an aggregate of 2,219,869 Hudbay Shares outstanding, and 20,743,049 Hudbay Warrants were issued and outstanding.  In addition, as of the date hereof, there were 1,350,348 share units outstanding under the Hudbay’s Long-Term Equity Plan. Each share unit, once vested, entitles the holder to one Hudbay Share or a cash amount equal to the value of a Hudbay Share, at the option of Hudbay.

All Hudbay Shares are of the same class and rank equally as to voting rights, dividends and participation in assets of the Hudbay on wind-up or dissolution. There are no pre-emptive rights or conversion rights, and no provisions for redemption or purchase for cancellation, surrender, or sinking or purchase funds; however, the Hudbay’s articles provide that Hudbay may, if authorized by a resolution of the directors, purchase or otherwise acquire any of its shares at the price and upon the terms specified in such resolution and subject to the CBCA. Provisions as to creation, modification, amendment or variation of such rights or such provisions are contained in the CBCA.

Hudbay Warrants

The Hudbay Warrants are, and will be, issued under, and governed by, the Warrant Indenture dated July 15, 2014, between Hudbay and Equity Financial Trust Company. The following summary of certain provisions of the Warrant Indenture does not purport to be complete and is qualified in its entirety by reference to the provisions of the Warrant Indenture which is available on SEDAR and EDGAR, at www.sedar.com and www.sec.com, respectively.

Subject to adjustment provided in the Warrant Indenture, each whole Hudbay Warrant entitles the holder (subject to the issuance of an In-the Money-Settlement Notice) to purchase one Hudbay Share at a price of $15.00 per Hudbay Share (as adjusted in accordance with the Warrant Indenture, the “Exercise Price”) on July 20, 2018 (or such later date to which expiry of the Hudbay Warrants may be extended in accordance with the Warrant Indenture, the “Warrant Expiry Date”).  Following the Warrant Expiry Date, the Hudbay Warrants will expire and become null and void. Holders of Hudbay Warrants may exercise their Hudbay Warrants at any time up to the expiry time on the Warrant Expiry Date; however, the exercise of the Hudbay Warrant will only be effective on and not before the Warrant Expiry Date.

If Hudbay at any time cannot legally (including by reason of not having received the necessary approvals of the TSX, or any other applicable stock exchange) issue sufficient Hudbay Shares to satisfy all of its obligations solely through the issuance of Hudbay Shares, it may, at its option and subject to the consent of the TSX, extend the Warrant Expiry Date in increments of one year (or in the case of the last such extension to January 1, 2021) by providing written notice at least 60 days before the then applicable Warrant Expiry Date; provided, however, that in no event shall the Warrant Expiry Date be extended beyond January 1, 2021.

Hudbay may, at its option, by delivering the In-the-Money Settlement Notice at least 60 days before the then applicable Warrant Expiry Date, elect to satisfy its obligations in respect of the Hudbay Warrants that are exercised, by payment of their “in-the-money” value in (i) Hudbay Shares; (ii) cash; or (iii) a combination of Hudbay Shares and cash.  For these purposes, the in-the-money value of a Hudbay Warrant will be equal to the excess, if any, of the current market price (as defined below) of one Hudbay Share as at the Warrant Expiry Date over the Exercise Price.  If Hudbay Shares are delivered in full or partial satisfaction of the “in-the-money” value, their value for this purpose will be equal to the current market price of the Hudbay Shares as at the Warrant Expiry Date.

The Warrant Indenture provides for adjustment to the Exercise Price and the number of Hudbay Shares issuable upon the exercise of a whole Hudbay Warrant upon the occurrence of certain events, including (without duplication):

(a)                                 the issuance of Hudbay Shares or securities exchangeable for or convertible into Hudbay Shares to all or substantially all of the holders of the Hudbay Shares as a stock dividend or similar distribution (other than a “distribution paid in the ordinary course” (as defined in the Warrant Indenture), or the issuance of Hudbay Shares upon the exercise of a whole Hudbay Warrant or pursuant to the exercise of stock options (or similar incentive or compensation rights granted under an equity-linked incentive or unit compensation plan));

(b)                                 the subdivision, redivision or change of the outstanding Hudbay Shares into a greater number of Hudbay Shares;

(c)                                  the reduction, combination or consolidation of the outstanding Hudbay Shares into a smaller number of Hudbay Shares;

(d)                                 the issuance to all or substantially all of the holders of the Hudbay Shares of rights, options or warrants under which such holders are entitled, during a period expiring not more than 45 days after the record date for such issuance, to subscribe for or purchase Hudbay Shares, or securities exchangeable for or convertible into Hudbay Shares, at a price per Hudbay Share to the holders that is less than 95% of the current market price for the Hudbay Shares on such record date; and

(e)                                  the issuance or distribution to all or substantially all holders of Hudbay Shares of: (A) securities of Hudbay including certain rights, options or warrants to acquire securities of Hudbay; or (B) any property or other assets, including cash and evidences of indebtedness, and if such issuance or distribution is not encompassed in paragraphs (a) through (d) above.

The Warrant Indenture also provides for adjustment in the event of the following additional events (each a “Capital Reorganization”):

(a)                                 any reclassification of the Hudbay Shares;

(b)                                 consolidations, amalgamations, plans of arrangement or mergers of Hudbay with or into another entity (other than consolidations, amalgamations, plans of arrangement or mergers which do not result in any reclassification of the Hudbay Shares or a change of the Hudbay Shares into other shares, securities or property (including cash)); or

(c)                                  the sale, conveyance or transfer of all or substantially all of the undertaking or assets of Hudbay to another corporation or other entity (other than to one of Hudbay’s subsidiaries).

In the event of a Capital Reorganization, any holder of Hudbay Warrants who exercises the right to purchase Hudbay Shares pursuant to whole Hudbay Warrants then held after the effective date of any of the foregoing will be entitled to receive (subject to the issuance of an In-the Money-Settlement Notice), and will accept for the same aggregate consideration in lieu of the number of Hudbay Shares to which such holder was previously entitled, the aggregate number of shares, other securities, other property or cash which such holder would have been entitled to receive as a result of such event if, on the effective date thereof, the holder had been the holder of the number of Hudbay Shares to which such holder was previously entitled.

The Warrant Indenture defines “distributions paid in the ordinary course” as dividends or other distributions that are regularly scheduled or recurring or intended to be recurring in the ordinary course to be paid on the Hudbay Shares including pursuant to Hudbay’s then applicable dividend policy, as such a policy may exist from time to time, whether in (1) cash, (2) shares of Hudbay; (3) rights, options or warrants to purchase any shares, property or other assets of Hudbay (other than those that would result in an adjustment described above) or (4) property or other assets of Hudbay or any of its subsidiaries, in amounts determined by the directors in their discretion.

The Warrant Indenture defines “current market price” of the Hudbay Shares as at any date to mean the weighted average price per Hudbay Share (expressed in Canadian dollars) on the TSX, or if the Hudbay Shares are not listed on the TSX on that date, on any stock exchange on which the Hudbay Shares are listed on that date as the Hudbay board of directors may select for this purpose, or if the Hudbay Shares are not listed on any stock exchange on that date, in the over-the-counter market as the Hudbay board of directors may select, for the period of 20 consecutive trading days ending on (and including) in the case of the Warrant Expiry Date, the trading day immediately before the Warrant Expiry Date, and in any other case, the fifth trading day before that date; or if the Hudbay Shares are not traded in any over-the-counter market, the current market price means the fair market value of the Hudbay Shares, as determined by the Hudbay board of directors in good faith; and for the purpose of this definition, the weighted average price will be determined by dividing the aggregate sale price of all Hudbay Shares sold during such period of 20 consecutive trading days on such exchange or market, as the case may be, by the total number of Hudbay Shares so sold.

No adjustment in the Exercise Price or the number of Hudbay Shares issuable upon the exercise of a whole Hudbay Warrant will be required to be made unless the cumulative effect of such adjustment or adjustments would change the Exercise Price by at least 1% or the number of Hudbay Shares purchasable upon exercise by at least one-one hundredth of a Hudbay Share.

In addition to the foregoing, the Warrant Indenture provides that Hudbay will have the right, at any time and from time to time, on a temporary or permanent basis and on terms Hudbay deems fit, subject to any required regulatory approvals, including the approval of the TSX, and without the consent, approval or concurrence of any holders of whole Hudbay Warrants, to reduce the Exercise Price of a whole Hudbay Warrant by providing notice to holders of affected Hudbay Warrants specifying the terms on which the Exercise Price is to be reduced. The determination of whether to exercise the above discretion, if at all, is a matter that Hudbay will determine as it sees fit. Holders should not expect Hudbay to exercise this discretion.

No fractional Hudbay Warrants or certificates evidencing fractional Hudbay Warrants may be issued or otherwise provided for pursuant to the Warrant Indenture and any fractional entitlements of Shareholders pursuant to the Amalgamation will either be rounded up (if the fractional interest is 0.5 or more) or down (if the fractional interest is less than 0.5) to the nearest whole number of Warrants.  Hudbay will not be required, upon the exercise of any Hudbay Warrants, to issue fractions of Hudbay Shares or to distribute certificates that evidence fractional Hudbay Shares.  To the extent that a holder would otherwise have been entitled to receive, on the exercise of Hudbay Warrants, a fraction of a Hudbay Share, Hudbay will, in lieu of delivering the fractional Hudbay Share, satisfy the right to receive such fractional interest by payment to the holder of an amount in cash (computed in the case of a fraction of a cent, to the next lower cent) equal to the value of the right to acquire such fractional interest on the basis of the current market price of the Hudbay Shares as at the date of exercise; provided, however, that in no event will Hudbay be required to make a cash payment that is less than $5.00.

Holders of Hudbay Warrants will not have any voting or pre-emptive rights or any other rights that a holder of Hudbay Shares may have.

From time to time, Hudbay and the Equity Financial Trust Company, without the consent or concurrence of the holders of Hudbay Warrants, may amend or supplement the Warrant Indenture for certain purposes, including curing defects or inconsistencies or making any change that does not adversely affect the rights of any holder of Hudbay Warrants in a material respect. Any amendment or supplement to the Warrant Indenture that adversely affects the interests of the holders of the whole Hudbay Warrants in a material respect may only be made by a resolution passed by the requisite majority of holders

Hudbay Dividend Policy

Hudbay paid an inaugural semi-annual dividend of $0.10 per Hudbay Share on September 30, 2010 and continued to pay a semi-annual dividend in March and September of each year of $0.10 per Hudbay Share until the dividend paid on September 30, 2013, which was set at $0.01 per Hudbay Share. Since that time, Hudbay has paid a semi-annual dividend in March and September of each year of $0.01 per Hudbay Share. On July 30, 2014, Hudbay’s board of directors approved the payment of a dividend of $0.01 per Hudbay Share payable on September 30, 2014 to shareholders of record on September 12, 2014. At all times, the declaration of dividends is subject to the discretion of Hudbay’s board of directors.

Price Range and Trading Volume of Hudbay Shares

On August 22, 2014, the last trading day prior to the date of the Circular, the closing price of the Hudbay Shares on the TSX and NYSE were $11.20 and US$10.22, respectively.

The following table sets forth the reported intraday high and low daily trading price and the aggregate volume of trading of Hudbay Shares on the TSX and NYSE during the periods indicated:

	Trading of Hudbay Shares on TSX
Period	High	Low	Volume
	($)	($)	(#)
August(1) 2014	11.85	10.85	11,539,057
July 2014	11.80	9.81	25,724,763
June 2014	10.37	9.46	10,940,333
May 2014	10.85	8.86	12,373,361
April 2014	9.74	8.4	8,385,758
March 2014	9.51	8.12	12,631,967
February 2014	9.45	8.33	13,987,345
January 2014	10.03	8.25	17,710,448
December 2013	8.89	7.3	8,646,509
November 2013	8.97	7.455	14,311,647
October 2013	9.02	7.68	11,735,394
September 2013	9.09	6.92	15,683,190
August 2013	7.46	6.02	15,551,469

(1)         Figures for August 2014 represent the closing price range and trading volume of the Hudbay Shares for August 1 to 22, 2014 (inclusive) only.

	Trading of Hudbay Shares on NYSE
Period	High	Low	Volume
	(US$)	(US$)	(#)
August(1) 2014	10.86	9.99	191,200
July 2014	10.96	9.22	228,593
June 2014	9.75	8.76	89,919
May 2014	9.85	8.15	71,813
April 2014	8.82	7.67	100,942
March 2014	8.62	7.25	125,934
February 2014	8.58	7.51	112,290
January 2014	9.12	7.6	131,103
December 2013	8.34	6.9	71,238
November 2013	8.57	7.04	86,135
October 2013	8.75	7.42	15,7697
September 2013	8.89	6.58	165,745

	Trading of Hudbay Shares on NYSE
Period	High	Low	Volume
	(US$)	(US$)	(#)
August 2013	7.09	5.78	147,679

(1)         Figures for August 2014 represent the closing price range and trading volume of the Hudbay Shares for August 1 to 22, 2014 (inclusive) only.

Price Range and Trading Volume of Hudbay Warrants

On August 22, 2014, the last trading day prior to the date of the Circular, the closing price of the Hudbay Warrants on the TSX was $1.74.

The following table sets forth the reported intraday high and low daily trading prices and the aggregate volume of trading of Hudbay Warrants on the TSX during the periods indicated:

	Trading of Hudbay Warrants on the TSX
Period	High ($)	Low ($)	Volume (#)

August 2014(1)	2.39	1.70	900,679
July 2014(2)	2.40	2.10	1,344,947

(1)         Figures for August 2014 represent the closing price range and trading volume of the Hudbay Shares for August 1 to 22, 2014 (inclusive) only.

(2)         Figures for July 2014 represent the closing price range and trading volume of the Hudbay Shares for July 21 to 31, 2014 (inclusive) only.

Prior Sales of Hudbay Shares and Hudbay Warrants

For the 12-month period prior to the date hereof, Hudbay has issued or granted Hudbay Warrants, Hudbay Shares and securities convertible into Hudbay Shares listed in the table set forth below:

Date of Issuance/Grant	Type of Security Issued/Granted	Reason for Issuance	Price Per Security ($)		Number of Securities Issued/Granted
January 30, 2014	Hudbay Shares	Issuance made pursuant to Equity Offering	$8.25		20,930,000
May 29, 2014	Hudbay Shares	Equity Compensation (exercise of options)	$9.70		13,334
June 12, 2014	Hudbay Shares	Equity Compensation (exercise of options)	$2.59		10,000
June 30, 2014	Restricted Share Units	Equity Compensation	$9.94		679,927
July 3, 2014	Hudbay Shares	Equity Compensation (exercise of options)	$7.96		6,700
July 4, 2014	Hudbay Shares	Equity Compensation (exercise of options)	$7.96		6,667
July 11, 2014	Hudbay Shares	Equity Compensation (exercise of options)	$2.59		7,000
July 17, 2014	Hudbay Shares	Issuance made pursuant to the Offer	—	(1)	36,613,464
July 17, 2014	Hudbay Warrants	Issuance made pursuant to the Offer	—	(1)	19,759,641

Date of Issuance/Grant	Type of Security Issued/Granted	Reason for Issuance	Price Per Security ($)		Number of Securities Issued/Granted
July 30, 2014	Hudbay Shares	Equity Compensation (exercise of options)	$2.59		20,000
July 31, 2014	Hudbay Shares	Issuance made pursuant to the Offer	—	(1)	1,822,205
July 31, 2014	Hudbay Warrants	Issuance made pursuant to the Offer	—	(1)	983,408
August 1, 2014	Hudbay Shares	Equity Compensation (exercise of options)	$9.70		3,334
August 8, 2014	Hudbay Shares	Equity Compensation (exercise of options)	$7.96		27,000
August 11, 2014	Hudbay Shares	Equity Compensation (exercise of options)	$7.96		43,000
August 12, 2014	Hudbay Shares	Equity Compensation (exercise of options)	$7.96		30,000
August 15, 2014	Hudbay Shares	Equity Compensation (exercise of options)	$7.96		10,000

(1)         Hudbay issued 0.315 Hudbay Shares and 0.17 Hudbay Warrants for each Augusta Share taken up under the Offer.

Consolidated Capitalization

As at the date hereof, there have been no material changes in the Hudbay Share or loan capitalization of Hudbay since June 30, 2014, other than: (i) the issuance of US$170 million aggregate principal amount of Hudbay’s 9.50% senior unsecured notes on August 6, 2014 (the “August 2014 Notes”); and (ii) the issuance of 38,435,669 Hudbay Shares and 20,743,049 Hudbay Warrants pursuant to the Offer. The following table sets forth the consolidated capitalization of Hudbay: (i) as at June 30, 2014; (ii) as at June 30, 2014 after giving effect to the Hudbay Shares and Hudbay Warrants issued pursuant to the Offer and before giving effect to the August 2014 Notes; and (iii) as at June 30, 2014, after giving effect to the Hudbay Shares and Hudbay Warrants issued pursuant to the Offer and the August 2014 Notes:

Consolidated Capitalization

	(Dollar amounts in thousands)
	Actual, June 30, 2014	After giving effect to the Offer	After giving effect to the Offer and the August 2014 Notes

Cash and cash equivalents(1)	547,283	547,283	612,762	(2)
Debt
Existing credit facilities(3)	—	—	—
Other Secured debt(4)	88,542	88,542	88,542
Total senior unsecured debt	778,008	778,008	778,008
Amount of August 2014 Notes(1)(5)	—	—	194,087
Total debt	866,550	866,550	1,060,637
Financial liability for warrants in the Offer(6)		36,093	36,093
Shareholder’s equity
Equity	1,793,542	1,793,542	1,793,542
Shares issued pursuant to the acquisition	—	415,135	415,135

Total capitalization	2,660,092	3,111,320	3,305,407

(1)         Reflects the United States dollar/Canadian dollar closing exchange rate of US$1.000 = C$1.067 as reported by the Bank of Canada as at June 30, 2014.

(2)         Reflects gross proceeds from the August 2014 Notes of US$181.9 million, less the repayment of the Red Kite Debt of approximately US$117.9 million.

(3)         As of June 30, 2014, there were no borrowings outstanding under our revolving credit facility. As of June 30, 2014, we had commitments available to be borrowed under our revolving credit facility of US$92.5 million, however, borrowing capacity was reduced by $64.1 million of letters of credit outstanding on such date. As of June 30, 2014, there were also no borrowings under our US$150 million standby credit facility for Constancia.

(4)         Reflects the debt incurred under our equipment financing facility with CAT Financial for the Constancia mobile fleet.

(5)         Reflects gross proceeds from the August 2014 Notes of US$181.9 million before deduction of estimated transaction costs associated with the August 2014 Notes of US$2 million.

(6)         Reflects the closing warrant price on the TSX as at August 22nd, 2014.

Newco

Newco is incorporated under the CBCA and is an indirect, wholly-owned subsidiary of Hudbay. Newco is authorized to issue an unlimited number of common shares. As of the date of the Circular, one common share of Newco is issued and outstanding. Newco was incorporated solely for the purposes of the Amalgamation and has not carried on any business or activity other than entering in the Amalgamation Agreement and related matters. Newco’s registered office and records office is located at 25 York Street, Suite 800, Toronto, Ontario M5J 2V5.

Documents Incorporated by Reference

The following documents of Hudbay, filed with the various provincial and territorial securities commissions or similar authorities in Canada, are specifically incorporated by reference in, and form an integral part of, the Circular:

(a)                                 the Hudbay AIF;

(b)                                 the audited consolidated financial statements for the years ended December 31, 2013 and 2012 and notes and the auditor’s report in respect thereof, together with the credit supporter disclosure filed concurrently therewith;

(c)                                  management’s discussion and analysis of results of operations and financial condition for the year ended December 31, 2013;

(d)                                 the notice of annual and special meeting of shareholders and management information circular dated April 2, 2014 in respect of the annual and special meeting of shareholders of Hudbay held on May 8, 2014;

(e)                                  the unaudited condensed consolidated interim financial statements for the three and six months ended June 30, 2014 and notes related thereto, together with the credit supporter disclosure filed concurrently therewith;

(f)                                   management’s discussion and analysis of results of operations and financial condition for the three and six months ended June 30, 2014;

(g)                                  the Take-Over Bid Circular;

(h)                                 the material change report dated August 12, 2014 filed in connection with the August 2014 Notes;

(i)                                     the material change report dated July 17, 2014 filed in connection with the Offer;

(j)                                    the material change report dated June 24, 2014 filed in connection with an amendment to the Offer;

(k)                                 the material change report dated May 5, 2014 filed in connection with an amendment to the Offer;

(l)                                     the material change report dated April 4, 2014 filed in connection with an amendment to the Offer;

(m)                             the material change report dated March 21, 2014 filed in connection with an extension to the Offer;

(n)                                 the material change report dated February 14, 2014 filed in connection with the announcement of Offer; and

(o)                                 the material change report dated January 16, 2014 filed in connection with the Equity Offering.

Any statement contained in the Circular or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of the Circular, to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies, replaces or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Circular. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

All documents of the type referred to above (excluding confidential material change reports) and any other financial information or business acquisition reports subsequently filed by Hudbay with any securities commission or similar regulatory authority in Canada or the United States on or after the date of the Circular and prior to the Effective Time shall be deemed to be incorporated by reference into the Circular.

Copies of the documents incorporated herein by reference may be obtained on request without charge from the Vice-President, General Counsel and Corporate Secretary of Hudbay at 25 York Street, Suite 800, Toronto, Ontario M5J 2V5 and (telephone (416) 362-8181) and are also available electronically on SEDAR and EDGAR at www.sedar.com and www.sec.gov.

RISK FACTORS

In assessing the Amalgamation, Shareholders should carefully consider the risks described in the Hudbay AIF and the Take-Over Bid Circular together with the other information contained in, or incorporated by reference in the Circular. Additional risks and uncertainties, including those currently unknown to or considered immaterial by Augusta, may also adversely affect the business of Hudbay following the completion of the Amalgamation. In particular, the Amalgamation is subject to certain risks including the following:

The Amalgamation Agreement may be terminated by Augusta or Hudbay in certain circumstances, in which case the market price for the Augusta Shares may be adversely affected.

Each of Augusta and Hudbay has the right to terminate the Amalgamation Agreement in certain circumstances. Accordingly, there is no certainty, nor can Augusta provide any assurance, that the Amalgamation Agreement will not be terminated by either Augusta or Hudbay before the completion of the Amalgamation. In addition, the completion of the Amalgamation is subject to a number of conditions precedent, certain of which are outside the control of Augusta or Hudbay. There is no certainty, nor can Augusta provide any assurance, that these conditions will be satisfied. If for any reason the Amalgamation is not completed, the market price of Augusta Shares may be adversely affected.

COMMITMENTS RELATING TO SHARES

Other than as disclosed elsewhere in the Circular, none of Augusta, nor any of the directors or senior officers of Augusta, nor, to the knowledge of such directors or senior officers, after reasonable enquiry, any associate or affiliate of an insider of Augusta, associate or affiliate of Augusta, an insider of the Augusta (other than a director or senior officer of Augusta), or person acting jointly or in concert with Augusta, has entered into any commitment, agreement or understanding to acquire any securities of Augusta or any commitment, agreement or understanding with respect to the voting of Augusta Shares in connection with the Amalgamation.

AUDITOR, TRANSFER AGENT AND REGISTRAR

Ernst & Young LLP has served as Augusta’s auditor since January 5, 2006. The transfer agent of Augusta is Computershare Investor Services Inc. at its Toronto office, 100 University Avenue, Ninth Floor, Toronto, Ontario, Canada, M5J 2Y1.

The auditor of Hudbay is Deloitte LLP, Independent Registered Public Accounting Firm, Toronto, Ontario. Such firm is independent of Hudbay in accordance with the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario and is registered with the Public Company Accounting Oversight Board (United States). The transfer agent and registrar for the Hudbay Shares and Hudbay Warrants is Equity Financial Trust Company at Toronto office, 200 University Avenue, Suite 300, Toronto, Ontario, M5H 4H1.

EXPERTS

As at the date of the Circular, the partners and associates of Goodmans LLP beneficially own, directly or indirectly, less than 1% of the securities of each of Hudbay, Augusta and their respective associates and affiliates.

ADDITIONAL INFORMATION

Annual financial information is provided in Augusta’s audited financial statements and management’s discussion and analysis for its most recently completed financial year. Copies of these documents and additional information relating to Augusta are available on SEDAR at www.sedar.com. Shareholders may also contact Augusta at 2900, 550 Burrard Street, Vancouver, British Columbia, V6C 0A3, Attn: Secretary (telephone 604.687.1717) to request copies of Augusta’s financial statements and management’s discussion and analysis at no charge.

STATUTORY RIGHTS

Securities legislation in the provinces and territories of Canada provides security holders of an issuer with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to those security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

DIRECTORS’ APPROVAL

The Directors of Augusta have approved the contents of the Circular and its sending to the Shareholders.

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

DATED August 25, 2014.

(signed) “Lenard F. Boggio”
Lenard F. Boggio

CONSENT OF GOODMANS

TO:                         The Directors of Augusta Resource Corporation (“Augusta”)

We hereby consent to the reference to our opinion contained under “Certain Canadian Federal Income Tax Considerations”, in the management information circular of Augusta dated August 25, 2014 made by Augusta to the holders of common shares of Augusta.

Toronto, Canada	(signed) GOODMANS LLP
August 25, 2014	GOODMANS LLP

APPENDIX A

AMALGAMATION RESOLUTION OF THE SHAREHOLDERS OF AUGUSTA

IT IS RESOLVED THAT:

1.                                      The amalgamation (the “Amalgamation”) of Augusta Resource Corporation (the “Company”) and 8988285 Canada Inc. (“Newco”) upon substantially the terms and conditions set forth in the form of amalgamation agreement (the “Amalgamation Agreement”) between the Company and Newco attached as Appendix B to the management information circular of the Company dated August 22, 2014 is hereby approved.

2.                                      The Amalgamation Agreement, as it may be amended in accordance with its terms, is hereby approved.

3.                                      The actions of the directors of the Company in connection with the Amalgamation are hereby approved.

4.                                      Any one or more officers and directors of the Company is hereby authorized and directed for and on behalf of the Company to execute and deliver articles of amalgamation to the Director under the Canada Business Corporations Act and to execute and deliver for and in the name of and on behalf of the Company, whether under corporate seal or not, all such other certificates, instruments, agreements, documents and notices, and to take all such further actions that such person may determine to be necessary or appropriate to carry out the purposes and intent of the foregoing resolutions, such determination to be conclusively evidenced by the execution and delivery of such certificate, instrument, agreement, document or notice and taking of such action.

5.                                      The Board of Directors of the Company is hereby authorized to revoke this resolution at any time prior to the Amalgamation becoming effective without further approval of the shareholders of the Company and to determine not to proceed with the Amalgamation.

APPENDIX B

AMALGAMATION AGREEMENT

THIS AGREEMENT is made as of the 22nd day of August, 2014.

B E T W E E N:

AUGUSTA RESOURCE CORPORATION, a corporation existing under the laws of Canada,
(“Augusta”)

- and —

8988285 CANADA INC., a corporation existing under the laws of Canada,
(“Newco”)

- and -

HUDBAY MINERALS INC., a corporation existing under the laws of Canada,
(“Hudbay”)

RECITALS:

(a)                                 The authorized capital of Augusta consists of an unlimited number of common shares (“Augusta Shares”), of which there are 151,473,234 Augusta Shares issued and outstanding, of which 145,076,454 are held by Hudbay;

(b)                                 The authorized capital of Newco consists of an unlimited number of common shares (the “Newco Shares”), of which there is one Newco Share issued and outstanding, which is held by 8988277 Canada Inc. (“Canco”), a direct, wholly-owned subsidiary of Hudbay;

(c)                                  As of the Effective Date (as defined below), Newco will own all of the Augusta Shares previously owned by Hudbay;

(d)                                 Newco is an indirect, wholly-owned subsidiary of Hudbay; and

(e)                                  Augusta and Newco have agreed to amalgamate and continue as one corporation on the terms contained in this Agreement.

In consideration of the foregoing and the mutual agreements contained in this Agreement (the receipt and adequacy of which are acknowledged), the parties agree as follows:

1.                                      Definitions.

(1)                                 In this Agreement:

“Act” means the Canada Business Corporations Act;

“Agreement” means this amalgamation agreement;

“Amalco” means the corporation continuing from the Amalgamation;

“Amalco Common Shares” means the common shares in the capital of Amalco having the rights, privileges, restrictions and conditions set forth in Schedule A;

“Amalco Redeemable Preferred Shares” means the redeemable preferred shares in the capital of Amalco having the rights, privileges, restrictions, and conditions set forth in Schedule A;

“Amalgamating Corporations” means Augusta and Newco;

“Amalgamation” means the amalgamation of the Amalgamating Corporations as contemplated in this Agreement;

“Amalgamation Consideration” has the meaning attributed thereto in paragraph (a) of Section 10 of this Agreement;

“Augusta” means Augusta Resource Corporation, a corporation existing under the laws of Canada;

“Augusta Shares” has the meaning attributed thereto in the Recitals;

“Business Day” means any day, other than a Saturday, Sunday or a day on which banking institutions in Toronto, Ontario or Vancouver, British Columbia are authorized or obligated by law to close.

“Circular” means the management information circular to be sent to Shareholders in connection with the Meeting;

“Depositary” means Equity Financial Trust Company;

“Dissenting Shareholder” means a Registered Shareholder who, in connection with the special resolution of the Shareholders that approves this Agreement, has exercised the right to dissent pursuant to Section 190 of the Act in strict compliance with the provisions thereof and thereby becomes entitled to be paid the fair value of his or her Augusta Shares and who has not withdrawn the notice of the exercise of such right as permitted by Section 190 of the Act;

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“Effective Date” means the date shown on the certificate of amalgamation to be issued in respect of the Amalgamation;

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date;

“fair value” where used in relation to an Augusta Share held by a Dissenting Shareholder, means fair value as determined in accordance with Section 190 of the Act as of the close of business on the day before the Meeting, either by a court or by agreement between Augusta and a Dissenting Shareholder;

“Hudbay” means HudBay Minerals Inc., a corporation existing under the laws of Canada;

“Hudbay Shares” means common shares in the capital of Hudbay;

“Hudbay Warrants” means the warrants to purchase Hudbay Shares to be issued pursuant to the warrant indenture dated July 15, 2014 between Hudbay and Equity Financial Trust Company;

“Letter of Transmittal” means the letter of transmittal (printed on yellow paper) that accompanies the Circular;

“Meeting” means the special meeting of Shareholders to be held on September 19, 2014 at 10 a.m. (Toronto time) at Goodmans LLP, 333 Bay Street, Suite 3400, Toronto, Ontario, and any adjournments or postponements thereof;

“Newco” means 8988285 Canada Inc., a corporation existing under the laws of Canada;

“Newco Shares” has the meaning attributed thereto in the Recitals;

“Paid-up Capital” means “paid up capital” as defined in the Tax Act;

“Redemption” means the redemption of the Amalco Redeemable Preferred Shares at the Redemption Time;

“Redemption Time” means 12:02 a.m. (Toronto time) on the Effective Date;

“Registered Shareholder” means, in respect of an Augusta Share, the person or company shown as the holder of such security on the books or records of Augusta;

“Shareholder” means a beneficial owner of Augusta Shares (which, for greater certainty, may be a Registered Shareholder that is the beneficial owner); and

“Tax Act” means the Income Tax Act (Canada), and the regulations promulgated thereunder, each as amended from time to time.

2.                                      Pre-Amalgamation Steps

On the day prior to the Effective Date, the following steps will occur:

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(a)                                 at 11:50 p.m. (Toronto time), Hudbay will transfer the 145,076,454 Augusta Shares held by it, and will issue the aggregate number of Hudbay Warrants to be delivered on the redemption of the Amalco Redeemable Preferred Shares, to Canco in exchange for 49,560,385 common shares in the capital of Canco; and

(b)                                 at 11:55 p.m. (Toronto time), Canco will transfer all of the Augusta Shares and Hudbay Warrants referenced in paragraph (a) of this Section 2 above to Newco in exchange for 49,560,385 Newco Shares. Newco will add to the stated capital of the Newco Shares an amount equal to the aggregate of:

(A)                               an amount equal to the product of (i) the number of Hudbay Warrants to be delivered on the redemption of all of the Amalco Redeemable Preferred Shares to be issued in accordance with Section 10, and, (ii) the fair market value of one Hudbay Warrant at the Effective Time, which will be the unaffected closing price for Hudbay Warrants on the Toronto Stock Exchange on the date prior to the Effective Date and which will be confirmed by the board of directors of Amalco; and

(B)                               the Paid-up Capital in respect of the Augusta Shares so transferred to Newco.

3.                                      Amalgamation.

The Amalgamating Corporations agree to amalgamate at the Effective Time under the provisions of the Act and to continue as one corporation upon the terms and subject to the conditions contained in this Agreement.

4.                                      Name of Corporation.

The name of Amalco shall be “Augusta Resource Corporation”.

5.                                      Registered Office.

The place and address of the registered office of Amalco shall be Suite 2900, 550 Burrard Street, Vancouver, British Columbia, V6C 0A3.

6.                                      Business and Powers.

There shall be no restrictions on the business that Amalco may carry on or on the powers that Amalco may exercise.

7.                                      Authorized Share Capital.

Amalco is authorized to issue an unlimited number of Amalco Common Shares and an unlimited number of Amalco Redeemable Preferred Shares. The rights, privileges, restrictions and conditions attaching to each authorized class of shares of Amalco shall be as provided in Schedule A to this Agreement.

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8.                                      Number of Directors and First Directors.

(1)                                 The number of directors of Amalco shall be a minimum of one and a maximum of 10, until changed in accordance with the Act. Until changed by special resolution of Amalco, or by the directors of Amalco if authorized by special resolution of Amalco, the number of directors of Amalco shall be three. The directors may, between annual meetings, appoint one or more additional directors of Amalco to serve until the next annual meeting, provided that the number of additional directors shall be within the maximum and minimum number of directors as set out above and in the Articles of Amalco, as amended from time to time, and the maximum number permitted under the Act.

(2)                                 The first directors of Amalco shall be the following:

Name	Municipality of Residence	Resident Canadian
David S. Bryson	Toronto, Ontario	Yes
Alan T.C. Hair	Toronto, Ontario	Yes
Patrick Donnelly	Toronto, Ontario	Yes

(3)                                 The first directors named above shall hold office until the later of the close of the first annual meeting of shareholders of Amalco and the date on which their successors are elected or appointed.

9.                                      By-laws.

The by-laws of Newco shall be the by-laws of Amalco.

10.                               Amalgamation.

At the Effective Time:

(a)                                 each issued and outstanding Augusta Share (other than those registered in the name of Dissenting Shareholders and those beneficially owned by Newco) will be exchanged for (i) one Amalco Redeemable Preferred Share to be issued by Amalco to such Shareholder, and (ii) 0.315 of a Hudbay Share to be issued by Hudbay directly to such Shareholder (collectively, the “Amalgamation Consideration”);

(b)                                 each issued and outstanding Newco Share will be exchanged for one Amalco Common Share;

(c)                                  each issued and outstanding Augusta Share beneficially owned by Newco will be cancelled without any payment of capital in respect thereof;

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(d)                                 subject to Section 22, Dissenting Shareholders, if any, will be entitled to be paid the fair value of their Augusta Shares, and Augusta Shares registered in the name of Dissenting Shareholders will be cancelled; and

(e)                                  in consideration for the issuance of the Hudbay Shares as provided in paragraph (a) of this Section 10, Canco will issue one common share to Hudbay for each Hudbay Share so issued.

11.                               Stated Capital.

There shall be added to the stated capital accounts maintained by Amalco:

(a)                                 for the Amalco Redeemable Preferred Shares, an amount equal to the product of (i) the number of Hudbay Warrants to be delivered on the redemption of all of the Amalco Redeemable Preferred Shares issued in accordance with Section 10 and (ii) the fair market value of one Hudbay Warrant at the Effective Time, which will be the unaffected closing price for Hudbay Warrants on the Toronto Stock Exchange on the date prior to the Effective Date and which will be confirmed by the board of directors of Amalco; and

(b)                                 for the Amalco Common Shares, an amount equal to the excess of (i) the aggregate Paid-up Capital attributable to the Newco Shares and the Augusta Shares not beneficially owned by Newco immediately before the Effective Time, over (ii) the aggregate amount added to the stated capital account for the Amalco Redeemable Preferred Shares in accordance with paragraph (a) of this Section 11.

12.                               Delivery of Amalgamation Consideration.

(a)                                 No fractional Hudbay Shares, or following the Redemption Time, Hudbay Warrants, will be issued or delivered in connection with the Amalgamation or the Redemption. If at the completion of the Amalgamation and the Redemption, the number of Hudbay Shares or Hudbay Warrants to be issued or delivered to a Shareholder would result in a fraction of a Hudbay Share or Hudbay Warrant being issuable or deliverable, fractional entitlements will either be rounded up (if the fractional interest is 0.5 or more) or down (if the fractional interest is less than 0.5) to the nearest whole number.

(b)                                 No certificates shall be issued in respect of Amalco Redeemable Preferred Shares, which shall be evidenced by the certificates representing Augusta Shares (other than certificates representing Augusta Shares registered in the name of Dissenting Shareholders and Newco, which upon the Effective Time shall be cancelled).

(c)                                  As of the Effective Time, the name of each Registered Shareholder shall be removed from the securities register of Augusta, and until validly surrendered, the share certificate(s) that, immediately before the Effective Time, represented Augusta Shares held by such Registered Shareholder will represent only the right to receive upon surrender thereof, without interest, the Amalgamation Consideration (together with any dividends and distributions with respect thereto)

6

or the consideration provided for in Section 22 hereof, except to the extent such consideration is exchanged in accordance with the redemption provisions of the Amalco Redeemable Preferred Shares.

(d)                                 Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented Augusta Shares, together with a duly completed Letter of Transmittal and with such other documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor the Amalgamation Consideration (or, in respect of the Amalco Redeemable Preferred Shares forming part thereof, the Redemption Consideration if the Redemption Time has passed) which such holder is entitled to receive, and the certificate so surrendered shall forthwith be cancelled.

(e)                                  The Hudbay Shares and Amalco Redeemable Preferred Shares to be issued in accordance with paragraph (a) of Section 10, and the Hudbay Warrants upon the Redemption, which are to be issued to beneficial Shareholders that are not Registered Shareholders will be credited to the beneficial Shareholder’s intermediary’s account through the procedures in place for such purposes between CDS Clearing and Depository Services Inc. and such intermediaries.

(f)                                   On the Business Day following the Effective Date, Hudbay and Amalco will deliver to the Depositary sufficient Hudbay Shares and Hudbay Warrants to be issued to Shareholders in accordance with paragraph (a) of Section 10 hereof on the basis that the Redemption Time has occurred. Hudbay and Amalco shall cause the Depositary, as soon as practicable, and in any event within three days following the later of the Effective Date and the date of deposit with the Depositary of the documentation as provided in paragraph (d) of this Section 12, to deliver the Amalgamation Consideration (or, in respect of the redeemed Amalco Redeemable Preferred Shares, the Redemption Consideration) payable to the former holders of Augusta Shares in accordance with the provisions hereof (net of any amounts required to be withheld pursuant to Section 14 hereof).

(g)                                  If any holder of Augusta Shares fails for any reason to deliver to the Depositary for cancellation the certificates formerly representing Augusta Shares (or an affidavit of loss and bond or other indemnity pursuant to Section 13 hereof), together with such other documents or instruments required for such holder to receive payment for Augusta Shares on or before the sixth anniversary of the Effective Date, such holder shall be deemed to have donated and forfeited to Hudbay on such sixth anniversary any consideration (together with any dividends and distributions with respect thereto, but net of amounts required to be withheld pursuant to Section 14 hereof) held by the Depositary for such holder.

13.                               Lost Share Certificates

In the event any certificate which immediately prior to the Effective Time represented Augusta Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in

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exchange for such lost, stolen or destroyed certificate, the consideration payable to such person in accordance with such Shareholder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the person to whom such consideration is to be delivered shall as a condition precedent to the delivery of such cash, give a bond satisfactory to Amalco, Hudbay and the Depositary (acting reasonably) in such sum as Hudbay may direct, or otherwise indemnify Amalco and Hudbay in a manner satisfactory to Amalco and Hudbay, acting reasonably, against any claim that may be made against Hudbay or Amalco with respect to the certificate alleged to have been lost, stolen or destroyed

14.                               Withholding Rights

Amalco, Hudbay and/or the Depositary shall be entitled to deduct and withhold from any consideration otherwise payable to any holder of Augusta Shares, pursuant to the Amalgamation, the Redemption or in connection with any related transaction, such amounts as Amalco, Hudbay or the Depositary is required or entitled to deduct and withhold with respect to such payment under the Tax Act or any provision of provincial, state, local or foreign tax law, in each case, as amended or succeeded and subject to the provisions of any applicable income tax treaty between Canada and the country where the holder is resident. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the Augusta Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted in accordance with applicable law to the appropriate taxing authority.

15.                               Effect of Amalgamation.

As of the Effective Time:

(a)                                 the amalgamation of the Amalgamating Corporations and their continuance as one corporation becomes effective;

(b)                                 the property of each of the Amalgamating Corporations continues to be the property of Amalco;

(c)                                  Amalco continues to be liable for the obligations of each of the Amalgamating Corporations;

(d)                                 an existing cause of action, claim or liability to prosecution is unaffected;

(e)                                  a civil, criminal or administrative action or proceeding pending by or against an Amalgamating Corporation may continue to be prosecuted by or against Amalco;

(f)                                   a conviction against, or ruling, order or judgment in favour of or against, an Amalgamating Corporation may be enforced by or against Amalco; and

(g)                                  the articles of amalgamation are deemed to be the articles of incorporation of Amalco, and the certificate of amalgamation is deemed to be the certificate of incorporation of Amalco.

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16.                               Representations and Warranties of Augusta.

Augusta represents and warrants to Hudbay and Newco that:

(a)                                 Due Incorporation. Augusta is validly existing under the laws of its jurisdiction of incorporation, continuance, amalgamation or formation, as the case may be and has the corporate power and authority to own its properties and assets and to carry on its business as it is being conducted.

(b)                                 Authorization. The board of directors of Augusta has duly authorized the execution and delivery of this Agreement by Augusta.

(c)                                  Authority. Augusta has the corporate power and authority to enter into this Agreement.

(d)                                 No Breach. The execution of this Agreement does not, and the Amalgamation will not, result in a breach or violate any term or provision of the articles or the by-laws of Augusta or any material agreement to which Augusta is a party and by which it is bound.

(e)                                  Share Capital. Augusta is authorized to issue an unlimited number of Augusta Shares of which there are 151,473,234 issued and outstanding.

(f)                                   Solvency. As of the date of this Agreement, there are reasonable grounds for believing that (i) Augusta is, and Amalco will be able to, pay its respective liabilities as they become due; (ii) the realizable value of Augusta’s assets is not, and the realizable value of Amalco’s assets will not be, less than the aggregate of its respective liabilities and stated capital of all classes; and (iii) no creditor of Augusta will be prejudiced by the Amalgamation.

17.                               Representations and Warranties of Newco and Hudbay.

Each of Newco and Hudbay represents and warrants to Augusta that:

(a)                                 Due Incorporation. Each of Newco and Hudbay is validly existing under the laws of its jurisdiction of incorporation, continuance, amalgamation or formation, as the case may be.

(b)                                 Authorization. The board of directors of each of Newco and Hudbay has duly authorized the execution and delivery of this Agreement by Newco and Hudbay, respectively.

(c)                                  Authority. Each of Newco and Hudbay has the corporate power and authority to enter into this Agreement.

(d)                                 No Breach. The execution of this Agreement does not, and the Amalgamation will not, result in a breach or violate any term or provision of the articles or the bylaws of Newco or Hudbay, as applicable, or of any material agreement to which Newco or Hudbay is a party and by which it is bound.

9

(e)                                  Share Capital. Newco is authorized to issue an unlimited number of Newco Shares of which, as of the date hereof, one Newco Share is issued and outstanding. Hudbay is authorized to issue an unlimited number of Hudbay Shares and an unlimited number of preference shares, of which 231,621,080 Hudbay Shares are issued and outstanding. Hudbay can issue an unlimited number of Hudbay Warrants, and there are 20,743,049 Hudbay Warrants issued and outstanding.

(f)                                   Reporting Issuer Status and Securities Laws Matters. Hudbay is a “reporting issuer” or equivalent in all provinces and territories of Canada and is not on the list of reporting issuers in default (where such concept exists) in such jurisdictions.

(g)                                  Listing. The listing of the Hudbay Warrants and Hudbay Shares to be issued in connection with the Amalgamation, and the Hudbay Shares issuable on the exercise of the Hudbay Warrants, have been conditionally approved for listing on the Toronto Stock Exchange; and the listing of the Hudbay Shares to be issued in connection with the Amalgamation, and on the exercise of the Hudbay Warrants, are authorized for listing on the New York Stock Exchange, subject to official notice of issuance.

(h)                                 Hudbay Shares and Hudbay Warrants to be Validly Issued. The Hudbay Shares and the Hudbay Warrants to be issued in connection with the Amalgamation (and any Hudbay Shares to be issued upon exercise of the Hudbay Warrants) will be duly allotted for issuance and will be validly issued and the Hudbay Shares will be issued as fully paid and non-assessable.

(i)                                     Solvency. As of the date of this Agreement, there are reasonable grounds for believing that (i) Newco is, and Amalco will be able to, pay its respective liabilities as they become due; (ii) the realizable value of Newco’s assets is not, and the realizable value of Amalco’s assets will not be, less than the aggregate of its respective liabilities and stated capital of all classes; and (iii) no creditor of Newco will be prejudiced by the Amalgamation.

18.                               Mutual Conditions Precedent.

The respective obligations of the parties hereto to consummate the transactions contemplated hereby, and in particular the Amalgamation, are subject to the satisfaction, on or before the Effective Date, of the following conditions any of which may be waived by the mutual consent of such parties without prejudice to their rights to rely on any other or others of such conditions:

(a)                                 this Agreement and the transactions contemplated hereby, including in particular the Amalgamation, shall have been approved by the shareholders of each of the Amalgamating Corporations in accordance with the provisions of the Act and any other applicable regulatory requirements;

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(b)                                 the Amalgamation shall have received “minority approval” in accordance with Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions;

(c)                                  all necessary governmental or regulatory approvals and consents in respect of the Amalgamation shall have been obtained on terms satisfactory to Augusta and Newco or any applicable governmental or regulatory waiting period shall have expired or been terminated;

(d)                                 no action, suit or proceeding shall have been threatened or taken before or by any court or tribunal and no law shall be proposed or enacted nor there shall have occurred or been threatened a change (or any condition, event or development involving a prospective change) in the business, assets, capitalization, financial condition or prospects of Augusta or Newco or any of their respective subsidiaries, which, in the sole judgment of Augusta or Newco, in any such case, might make it inadvisable for Augusta or Newco, as the case may be, to proceed with the Amalgamation; and

(e)                                  each of the parties shall have determined that there are reasonable grounds for believing that at the Redemption Time and after payment of the consideration on the redemption of the Amalco Redeemable Preferred Shares (i) Amalco will be able to pay its liabilities as they become due; and (ii) the realizable value of Amalco’s assets will not be less than the aggregate of its liabilities and stated capital of all classes.

19.                               Conditions Precedent — Augusta.

The obligation of Augusta to consummate the Amalgamation is subject to the satisfaction, on or before the Effective Date, of the following condition which Augusta may waive without prejudice to its rights to rely on any other condition, that all representations and warranties of Newco and Hudbay in this Agreement qualified as to materiality shall be true and correct and those not so qualified shall not, if not true and correct, have a material adverse effect on Newco and Hudbay, taken together, as of the date of this Agreement as if made on and as of such date (except to the extent that such representations and warranties are stated as of an earlier date which representations and warranties shall remain true and correct in all material respects or in all respects, as appropriate, as of that date).

20.                               Conditions Precedent — Newco and Hudbay.

The obligations of Newco and Hudbay to consummate the Amalgamation are subject to the satisfaction, on or before the Effective Date, of the following condition, which may be waived by the mutual consent of Newco and Hudbay without prejudice to their rights to rely on any other condition, that all representations and warranties of Augusta in this Agreement qualified as to materiality shall be true and correct and those not so qualified shall not, if not true and correct, have a material adverse effect on Augusta, in each case as of the date of this Agreement as if made on and as of such date (except to the extent that such representations and warranties are stated as of an earlier date which representations and warranties shall remain true and correct in all material respects or in all respects, as appropriate, as of that date).

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21.                               Termination.

At any time before the Effective Date, this Agreement may be terminated by the directors of an Amalgamating Corporation, notwithstanding the approval of this Agreement by the shareholders of any or both of the Amalgamating Corporations.

22.                               Dissenting Shareholders.

Augusta Shares that are registered in the name of a Dissenting Shareholder shall not be converted or exchanged as provided in Subsection 10(a), and on the Effective Date a Dissenting Shareholder shall, subject to the Act, cease to have any rights as a Shareholder other than the right to be paid fair value of the Augusta Shares as determined in accordance with the Act; provided, however, that in the event that a Shareholder fails to perfect or effectively withdraws that Shareholder’s claim under Section 190 of the Act or forfeits that Shareholder’s right to make a claim under Section 190 of the Act or that Shareholder’s rights as a Shareholder are otherwise reinstated, each Augusta Share registered in the name of the Dissenting Shareholder shall thereupon be deemed to have been converted and exchanged as of the Effective Time as provided in Subsection 10(a).

23.                               Completion of the Amalgamation

Upon the shareholders of each of the Amalgamating Corporations approving this Agreement as provided in Sections 18(a) and 18(b) of this Agreement, subject to the other provisions of this Agreement, the Amalgamating Corporations shall, on a date selected by the Amalgamating Corporations, jointly file with the director under the CBCA articles of amalgamation and such other documents as may be required in order for the Amalgamation to become effective in accordance with the CBCA.

24.                               Further Assurances.

Each of the Amalgamating Corporations shall execute and deliver all other documents and do all acts or things as may be necessary or desirable to give effect to this Agreement.

25.                               Execution and Counterparts.

This Agreement may be executed by the parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles shall together constitute one and the same agreement.

26.                               Amendment.

This Agreement may at any time and from time to time, before or after the holding of the Meeting, be amended by written agreement of the parties hereto without, subject to applicable law, further notice to or authorization on the part of their respective shareholders, provided that no such amendment shall adversely affect the consideration to be received by Shareholders in exchange for their Augusta Shares without approval by the Shareholders, given in the same manner as required for the approval of the Amalgamation.

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27.                               Governing Law.

This Agreement shall be governed by and interpreted and enforced with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Each of the parties irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of the courts of the Province of Ontario over any action or proceeding arising out of or relating to this Agreement, (ii) waives any objection that it might otherwise be entitled to assert to the jurisdiction of such courts, and (iii) agrees not to assert that such courts are not a convenient forum for the determination of any such action or proceeding.

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IN WITNESS WHEREOF the parties have executed this Agreement.

AUGUSTA RESOURCE CORPORATION

By:
Name:
Title:

8988285 CANADA INC.

By:
Name:
Title:

HUDBAY MINERALS INC.

By:
Name:
Title:

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SCHEDULE A
RIGHTS, PRIVILEGES, RESTRICTIONS AND CONDITIONS OF AMALCO SHARE CAPITAL

The rights, privileges, restrictions and conditions attaching to the shares of Amalco shall be as follows:

A.                                    Amalco Redeemable Preferred Shares

The Amalco Redeemable Preferred Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

1.                                      Redemption

Subject to the requirements of the Canada Business Corporations Act (the “Act”), Amalco shall:

(a)                     as of 12:02 a.m. (Toronto time) (the “Redemption Time”) on the day that the amalgamation (the “Amalgamation”) following which Amalco is the continuing corporation becomes effective, redeem all of the Amalco Redeemable Preferred Shares that then are issued and outstanding; and

(b)                     immediately following the issuance of any additional Amalco Redeemable Preferred Shares that may be issued after the Redemption Time to persons who exercised rights of dissent (“Dissenting Shareholders”) in respect of the Amalgamation and who failed to perfect or withdrew or forfeited their claim under Section 190 of the Act in connection with the Amalgamation or whose rights as a holder of Amalco Redeemable Preferred Shares otherwise are reinstated, but with effect as of the Redemption Time, redeem all such additional Redeemable Preferred Shares for consideration (the “Redemption Consideration”) for each Amalco Redeemable Preferred Share to be redeemed equal to 0.17 of Hudbay Warrant to purchase common shares of Hudbay in accordance with the following provisions of this section. Except as hereinafter expressly provided or as otherwise determined by Amalco, no notice of redemption or other act or formality on the part of Amalco shall be required to effect the redemption of the Amalco Redeemable Preferred Shares.

No fractional Hudbay Warrants will be issued or delivered in connection with the redemption of the Amalco Redeemable Preferred Shares. If at the completion of the redemption. If at the completion of the Redemption, the number of Hudbay Warrants to be issued or delivered to a holder of Amalco Redeemable Preferred Shares would result in a fraction of a Hudbay Warrant being issuable or deliverable, fractional entitlements will either be rounded up (if the fractional interest is 0.5 or more) or down (if the fractional interest is less than 0.5) to the nearest whole number.

On the business day following the Redemption Time, Amalco shall deliver or cause to be delivered to Equity Financial Trust Company (the “Depositary”) at its principal office in the City of Toronto, the Redemption Consideration in respect of each Amalco Redeemable Preferred Share to be redeemed. Delivery of the aggregate Redemption Consideration in such a manner shall be a full and complete discharge of Amalco’s obligation to deliver the aggregate Redemption Consideration to the holders of Amalco Redeemable Preferred Shares.

2.                                      Payment of Redemption Consideration

(a)                                 As of the Redemption Time, the name of each registered holder of Amalco Redeemable Preferred Shares shall be removed from the securities register of Amalco.

(b)                                 Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented common shares (“Augusta Shares”) of Augusta Resource Corporation, together with a duly completed letter of transmittal and with such other documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor the Redemption Consideration which such holder is entitled to receive, and the certificate so surrendered shall forthwith be cancelled.

(c)                                  Amalco shall cause the Depositary, as soon as practicable, and in any event within three days following the later of the Redemption Time and the date of deposit with the Depositary of the documentation as provided in paragraph (b) above, to deliver the Redemption Consideration payable to the former holders of Augusta Shares in accordance with the provisions hereof (net of any amounts required to be withheld pursuant to paragraph (f) below).

(d)                                 If any holder of Augusta Shares fails for any reason to deliver to the Depositary for cancellation the certificates formerly representing Augusta Shares (or an affidavit of loss and bond or other indemnity pursuant to paragraph (e) below), together with such other documents or instruments required for such holder to receive the applicable Redemption Consideration on or before the sixth anniversary of the effective date of the Amalgamation, such holder shall be deemed to have donated and forfeited to Hudbay on such sixth anniversary any Redemption Consideration (together with any dividends and distributions with respect thereto, but net of amounts required to be withheld pursuant to paragraph (f) below) held by the Depositary for such holder.

(e)                                  In the event any certificate which immediately prior to the Effective Time represented Augusta Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the Redemption Consideration payable to such person in accordance with such holder’s letter of transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the person to whom such Redemption Consideration is to be delivered shall as a condition precedent to the delivery of such cash, give a bond satisfactory to Amalco, Hudbay and the Depositary (acting reasonably) in such sum as Hudbay may direct, or otherwise indemnify Amalco and Hudbay in a manner satisfactory to Amalco and Hudbay, acting reasonably, against any claim that may be made

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against Hudbay or Amalco with respect to the certificate alleged to have been lost, stolen or destroyed

(f)                                   Amalco, Hudbay or the Depositary shall be entitled to deduct and withhold from any consideration otherwise payable to any holder of Augusta Shares, pursuant to the Redemption,  such amounts as Amalco, Hudbay or the Depositary is required or entitled to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the regulations promulgated thereunder or any provision of provincial, state, local or foreign tax law, in each case, as amended or succeeded and subject to the provisions of any applicable income tax treaty between Canada and the country where the holder is resident. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the Augusta Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted in accordance with applicable law to the appropriate taxing authority.

3.                                      Priority

The Amalco Redeemable Preferred Shares shall be entitled to a preference over the common shares of Amalco and any other shares ranking junior to the Amalco Redeemable Preferred Shares in the distribution of assets in the event of liquidation, dissolution or winding-up of Amalco, whether voluntary or involuntary, or any other distribution of the assets of Amalco among its shareholders for the purpose of winding up its affairs.

4.                                      Dividends

The holders of the Amalco Redeemable Preferred Shares shall not be entitled to receive any dividends thereon.

5.                                      Voting Rights

Except as otherwise provided in the Act, the holders of the Amalco Redeemable Preferred Shares shall not be entitled to receive notice of, to attend or to vote at any meeting of the shareholders of Amalco.

6.                                      Liquidation, Dissolution or Winding-Up

In the event of the liquidation, dissolution or winding-up of Amalco, whether voluntary or involuntary, or any other distribution of the property or assets of Amalco among its shareholders for the purpose of winding-up its affairs, the holders of Amalco Redeemable Preferred Shares shall be entitled to receive, and Amalco shall pay to such holders, before any amount shall be paid or any property or assets of Amalco shall be distributed to the holders of common shares or any other class of shares ranking junior to the Amalco Redeemable Preferred Shares as to such entitlement, an amount equal to the Redemption Consideration for each Amalco Redeemable Preferred Share held by them; provided that, the holders (and former holders) of Amalco Redeemable Preferred Shares shall have no further entitlement following either (i) payment to the Depositary of the Redemption Consideration as provided in Section 1, or (ii) payment of an amount equal to the Redemption Consideration as provided in this Section 6.

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7.                                      Specified Amount

For the purpose of Subsection 191(4) of the Income Tax Act (Canada), the specified amount in respect of each Amalco Redeemable Preferred Share is [$•].

B.                                    Amalco Common Shares

The Amalco Common Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

1.                                      Dividends

Subject to the rights of the holders of any class of shares of Amalco entitled to receive dividends in priority to or rateably with the holders of the Amalco Common Shares, the holders of the Amalco Common Shares shall be entitled to receive dividends equally, on a share for share basis, if, as and when declared by the Board of Directors of Amalco out of the assets of Amalco properly available for the payment of dividends of such amounts and payable in such manner as the Board of Directors may from time to time determine.

2.                                      Voting Rights

The holders of the Amalco Common Shares shall be entitled to receive notice of and to attend any meeting of the shareholders of Amalco and shall be entitled to one vote in respect of each Amalco Common Shares held at such meetings, except a meeting of holders of a class or series of shares other than the Amalco Common Shares who are entitled to vote separately as a class or series at such meeting.

3.                                      Liquidation, Dissolution or Winding-Up

In the event of the liquidation, dissolution or winding-up of Amalco, whether voluntary or involuntary, or any other distribution of the property or assets of Amalco among its shareholders for the purpose of winding-up its affairs, the holders of the Amalco Common Shares shall, subject to the rights of the holders of any other class of shares of Amalco entitled to receive the property or assets of Amalco upon such distribution in priority to or rateably with the holders of the Amalco Common Shares, be entitled to share equally, on a share for share basis, in the distribution of property and assets of Amalco.

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APPENDIX C

SUMMARY OF DISSENT PROVISIONS

The Section 190 of the CBCA provides Registered Shareholders of a corporation with the right to dissent (“Dissent Rights”) from certain resolutions that effect extraordinary corporate transactions or fundamental corporate changes. Any Registered Shareholder who dissents from the Amalgamation Resolution in compliance with section 190 of the CBCA, will transfer their Augusta Shares to Amalco and will, in the event the Amalgamation becomes effective, have a debt claim against Amalco to be paid the fair value of the Augusta Shares held by such Dissenting Shareholder determined as of the close of business on the day before the day the Amalgamation Resolution is approved by Shareholders. Shareholders are cautioned that fair value could be determined to be less than the consideration under the Amalgamation.

Section 190 of the CBCA provides that a shareholder may only make a claim under that section with respect to all of the shares of a class held by the shareholder on behalf of any one beneficial owner and registered in the shareholder’s name. One consequence of this provision is that only a Registered Shareholder may exercise the Dissent Rights in respect of Augusta Shares that are registered in that Shareholder’s name.

In many cases, shares beneficially owned by a Beneficial Shareholder are registered either: (a) in the name of an Intermediary, or (b) in the name of a clearing agency (such as CDS) of which the Intermediary is a participant. Accordingly, a Beneficial Shareholder will not be entitled to exercise its Dissent Rights directly (unless the shares are re-registered in the Beneficial Shareholder’s name). A Beneficial Shareholder who wishes to exercise Dissent Rights should immediately contact the Intermediary with whom the Beneficial Shareholder deals in respect of its Augusta Shares and either: (i) instruct the Intermediary to exercise the Dissent Rights on the Beneficial Holder’s behalf (which, if the Augusta Shares are registered in the name of CDS or other clearing agency, may require that such Augusta Shares first be re-registered in the name of the Intermediary), or (ii) instruct the Intermediary to re-register such Augusta Shares in the name of the Beneficial Shareholder, in which case the Beneficial Share would be able to exercise the Dissent Rights directly.

A Registered Shareholder who wishes to dissent must provide a notice of dissent (“Dissent Notice”) to Augusta (a) at the Meeting, or (b) if prior to the Meeting (i) at Suite 2900, 550 Burrard Street, Vancouver, British Columbia V6C 0A3 (Attention: Corporate Secretary) or (ii) by facsimile transmission to 604.687.1715 (Attention: Corporate Secretary). Failure to strictly comply with these dissent procedures may result in the loss or unavailability of the right to dissent.

The filing of a Dissent Notice does not deprive a Registered Shareholder of the right to vote at the Meeting. However, the CBCA provides, in effect, that a Registered Shareholder who has submitted a Dissent Notice and who votes for the Amalgamation Resolution will no longer be considered a Dissenting Shareholder with respect to that class of shares voted for the Amalgamation Resolution, being the Augusta Shares. The CBCA does not provide, and Augusta will not assume, that a proxy submitted instructing the proxyholder to vote against the Augusta Resolution, a vote against the Amalgamation Resolution or an abstention constitutes a Dissent Notice, but a Registered Shareholder need not vote its Augusta Shares against the Amalgamation Resolution in order to dissent. Similarly, the revocation of a proxy conferring authority on the proxyholder to vote for the Amalgamation Resolution does not constitute a Dissent Notice. However, any proxy granted by a Registered Shareholder who intends to dissent, other than a proxy that instructs the proxyholder to vote against the Amalgamation Resolution, should be validly revoked in order to prevent the proxyholder from voting such Augusta Shares in favour of the Amalgamation Resolution and thereby causing the Registered Shareholder to forfeit its Dissent Rights.

Augusta (or its successor) is required, within ten (10) days after Shareholders adopt the Amalgamation Resolution, to notify each Dissenting Shareholder that the Amalgamation Resolution has been adopted. Such notice is not required to be sent to any Augusta Shareholder who voted for the Amalgamation Resolution or who has withdrawn its Dissent Notice. A Dissenting Shareholder who has not withdrawn its Dissent Notice prior to the Meeting must then, within twenty (20) days after receipt of notice that the Augusta Resolution has been adopted, or if the Dissenting Shareholder does not receive such notice, within twenty (20) days after learning that the Augusta Resolution has been adopted, send to Augusta a written notice (a “Demand for Payment”) containing its name and address, the number of Augusta Shares in respect of which he or she dissents (the “Dissenting Augusta Shares”), and a demand for payment of the fair value of such Augusta Shares. Within thirty (30) days after sending the

Demand for Payment, the Dissenting Shareholder must send to Augusta or the transfer agent certificates representing Augusta Shares in respect of which he or she dissents.

The transfer agent will endorse on share certificates received from a Dissenting Shareholder a notice that the holder is a Dissenting Shareholder and will forthwith return the share certificates to the Dissenting Shareholder. A Dissenting Shareholder who fails to make a Demand for Payment in the time required or to send certificates representing Dissenting Augusta Shares has no right to make a claim under section 190 of the CBCA.

Under section 190 of the CBCA, a Dissenting Shareholder ceases to have any rights as a Shareholder in respect of its Dissenting Augusta Shares other than the right to be paid the fair value of the Dissenting Augusta Shares, unless (i) the Dissenting Shareholder withdraws its Dissent Notice before Augusta makes an Offer to Pay, or (ii) Augusta fails to make an Offer to Pay in accordance with subsection 190(12) of the CBCA and the Dissenting Shareholder withdraws the Demand for Payment, in which case the Dissenting Shareholder’s rights as a Shareholder will be reinstated.

Augusta is required, not later than seven (7) days after the later of the Effective Date and the date on which a Demand for Payment is received from a Dissenting Shareholder, to send to each Dissenting Shareholder who has sent a Demand for Payment an Offer to Pay for its Dissenting Augusta Shares in an amount considered by the Board of Directors to be the fair value of the Augusta Shares, accompanied by a statement showing the manner in which the fair value was determined. Every Offer to Pay must be on the same terms. Augusta must pay for the Dissenting Augusta Shares of a Dissenting Shareholder within ten (10) days after an Offer to Pay has been accepted by a Dissenting Shareholder, but any such offer lapses if Augusta does not receive an acceptance within thirty (30) days after the Offer to Pay has been made.

If Augusta fails to make an Offer to Pay for a Dissenting Shareholder’s Augusta Shares, or if a Dissenting Holder fails to accept an Offer to Pay that has been made, Augusta may, within fifty (50) days after the Effective Date or within such further period as a court may allow, apply to a court to fix a fair value for the Augusta Shares of Dissenting Shareholder. If Augusta fails to apply to a court, a Dissenting Shareholder may apply to a court for the same purpose within a further period of twenty (20) days or within such further period as a court may allow. A Dissenting Shareholder is not required to give security for costs in such an application.

If Augusta or a Dissenting Shareholder makes an application to court, Augusta will be required to notify each affected Dissenting Shareholder of the date, place and consequences of the application and of its right to appear and be heard in person or by counsel. Upon an application to a court, all Dissenting Shareholder who have not accepted an Offer to Pay will be joined as parties and be bound by the decision of the court. Upon any such application to a court, the court may determine whether any person is a Dissenting Shareholder who should be joined as a party, and the court will then fix a fair value for the Dissenting Augusta Shares of all Dissenting Shareholder. The final order of a court will be rendered against Augusta in favour of each Dissenting Shareholder for the amount of the fair value of its Dissenting Augusta Shares as fixed by the court.

The court may, in its discretion, allow a reasonable rate of interest on the amount payable to each Dissenting Shareholder from the Effective Date until the date of payment. Registered Shareholders who are considering exercising Dissent Rights should be aware that there can be no assurance that the fair value of their Augusta Shares as determined under the applicable provisions of the CBCA will be more than or equal to the consideration under the Amalgamation. In addition, any judicial determination of fair value will result in delay of receipt by a Dissenting Shareholder of consideration for such Dissenting Augusta Shares.

The foregoing is only a summary of the dissenting holder provisions of the CBCA which are technical and complex. A complete copy of section 190 of the CBCA is attached as Appendix D to the Circular. It is recommended that any Registered Shareholder wishing to avail itself of its Dissent Rights under those provisions seek legal advice, as failure to comply strictly with the provisions of the CBCA may prejudice its Dissent Rights.

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APPENDIX D

SECTION 190 — CBCA

Right to dissent

190.                        (1) Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to

(a)                                 amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

(b)                                 amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

(c)                                  amalgamate otherwise than under section 184;

(d)                                 be continued under section 188;

(e)                                  sell, lease or exchange all or substantially all its property under subsection 189(3); or

(f)                                   carry out a going-private transaction or a squeeze-out transaction.

Further right

(2)                                 A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

If one class of shares

(2.1)                       The right to dissent described in subsection (2) applies even if there is only one class of shares.

Payment for shares

(3)                                 In addition to any other right the shareholder may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

No partial dissent

(4)                                 A dissenting shareholder may only claim under this section with respect to all the shares of a class held on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

Objection

(5)                                 A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of their right to dissent.

Notice of resolution

(6)                                 The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn their objection.

Demand for payment

(7)                                 A dissenting shareholder shall, within twenty days after receiving a notice under subsection (6) or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing

(a)                                 the shareholder’s name and address;

(b)                                 the number and class of shares in respect of which the shareholder dissents; and

(c)                                  a demand for payment of the fair value of such shares.

Share certificate

(8)                                 A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

Forfeiture

(9)                                 A dissenting shareholder who fails to comply with subsection (8) has no right to make a claim under this section.

Endorsing certificate

(10)                          A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

Suspension of rights

(11)                          On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than to be paid the fair value of their shares as determined under this section except where

(a)                                 the shareholder withdraws that notice before the corporation makes an offer under subsection (12),

(b)                                 the corporation fails to make an offer in accordance with subsection (12) and the shareholder withdraws the notice, or

(c)                                  the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case the shareholder’s rights are reinstated as of the date the notice was sent.

Offer to pay

(12)                          A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice

(a)                                 a written offer to pay for their shares in an amount considered by the directors of the corporation to be the fair value, accompanied by a statement showing how the fair value was determined; or

(b)                                 if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

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Same terms

(13)                          Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

Payment

(14)                          Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

Corporation may apply to court

(15)                          Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

Shareholder application to court

(16)                          If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

Venue

(17)                          An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

No security for costs

(18)                          A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

Parties

(19)                          On an application to a court under subsection (15) or (16),

(a)                                 all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

(b)                                 the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.

Powers of court

(20)                          On an application to a court under subsection (15) or (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

Appraisers

(21)                          A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

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Final order

(22)                          The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of the shares as fixed by the court.

Interest

(23)                          A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

Notice that subsection (26) applies

(24)                          If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

Effect where subsection (26) applies

(25)                          If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may

(a)                                 withdraw their notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to their full rights as a shareholder; or

(b)                                 retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

Limitation

(26)                          A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

(a)                                 the corporation is or would after the payment be unable to pay its liabilities as they become due; or

(b)                                 the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities.

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APPENDIX E

PREVIOUS DISTRIBUTIONS OF AUGUSTA SHARES

For the 5 year period prior to the date hereof, Augusta has distributed Augusta Shares as set forth in the following table:

Date of Issuance/Grant	Number of Augusta Shares	Distribution Price Per Augusta Share ($)	Aggregate Proceeds ($)
April 17, 2009	67,000	1.50	100,500
August 19, 2009	12,380,000	2.02	25,007,600
August 19, 2009	1,857,000	2.02	3,751,140
October 30, 2009	100,000	0.10	10,000
November 5, 2009	67,000	2.30	154,100
December 18, 2009	213,555	2.19	467,685.45
January 14, 2010	50,000	1.56	78,000
February 4, 2010	344,998	2.27	783,145.46
February 16, 2010	16,666	0.68	11,332.88
February 17, 2010	8,333	0.68	5,666.44
March 12, 2010	11,820,000	2.75	32,505,000
March 29, 2010	130,000	2.63	341,900
April 16, 2010	3,350,000	2.30	7,705,000
July 12, 2010	3,333	0.68	2,266.44
August 5, 2010	64,066	2.19	140,304.54
August 20, 2010	480,000	1.56	748,800
August 27, 2010	10,905,590	2.75	29,990,372.5
November 16, 2010	1,230,000	1.56	1,918,800
November 16, 2010	45,000	2.12	95,400
November 16, 2010	36,400	1.78	64,792
November 19, 2010	10,000	1.02	10,200
November 19, 2010	50,000	1.56	78,000
November 22, 2010	132,500	1.55	205,375
November 23, 2010	50,000	1.56	78,000
November 23, 2010	50,000	1.56	78,000
December 3, 2010	3,333	2.28	7,599.24
December 14, 2010	40,000	0.68	27,200
December 20, 2010	20,000	1.78	35,600
January 12, 2011	5,000	0.68	3,400
February 2, 2011	16,666	0.68	11,332.88

Date of Issuance/Grant	Number of Augusta Shares	Distribution Price Per Augusta Share ($)		Aggregate Proceeds ($)
February 4, 2011	111,665	2.52		281,395.8
February 4, 2011	3,333	0.68		2,266.44
February 9, 2011	58,333	2.07		120,749.31
February 9, 2011	5,000	2.12		10,600
February 10, 2011	260,000	4.49	(US)	1,167,400	(US)
February 15, 2011	33,333	0.68		22,666.44
February 17, 2011	6,666	2.41		16,065.06
February 25, 2011	50,000	2.20		110,000
February 25, 2011	300,000	5.27	(US)	1,581,000	(US)
February 28, 2011	30,000	4.25		127,500
March 18, 2011	5,452,795	3.90		21,265,900.5
March 29, 2011	5,000	5.02	(US)	25,100	(US)
April 6, 2011	8,333	0.68		5,666.44
April 11, 2011	200,000	2.07		414,000
April 11, 2011	86,000	2.07		178,020
April 11, 2011	30,000	2.07		62,100
April 11, 2011	116,667	2.07		241,500.69
April 11, 2011	250,000	2.07		517,500
April 14, 2011	1,000	0.68		680
May 5, 2011	50,000	2.20		110,000
May 5, 2011	50,000	2.20		110,000
May 6, 2011	50,000	2.20		110,000
May 9, 2011	39,000	2.20		85,800
June 3, 2011	8,333	0.68		5,666.44
June 20, 2011	1,000	0.68		680
June 23, 2011	20,000	2.12		42,400
June 23, 2011	6,666	0.68		4,532.88
June 23, 2011	41,900	1.90		79,610
June 29, 2011	20,000	1.78		35,600
June 30, 2011	40,000	2.12		84,800
June 30, 2011	65,000	0.68		44,200
July 4, 2011	15,000	4.25		63,750
July 5, 2011	50,000	4.25		212,500
July 7, 2011	25,000	4.25		106,250
July 11, 2011	100,000	1.78		178,000

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Date of Issuance/Grant	Number of Augusta Shares	Distribution Price Per Augusta Share ($)		Aggregate Proceeds ($)
July 11, 2011	20,000	1.78		35,600
July 14, 2011	30,000	1.78		53,400
August 29, 2011	3,000	0.68		2,040
January 19, 2012	50,000	2.85		142,500
January 30, 2012	75,000	3.11		233,250
January 30, 2012	150,000	3.10	(US)	465,000	(US)
January 31, 2012	4,200	0.68		2,856
February 6, 2012	37,332	2.52		94,076.64
February 10, 2012	75,000	2.12		159,000
February 13, 2012	25,000	2.12		53,000
February 15, 2012	4,134	0.68		2,811.12
February 16, 2012	40,000	2.12		84,800
February 21, 2012	150,000	2.12		318,000
February 22, 2012	40,000	2.12		84,800
February 27, 2012	90,000	2.12		190,800
February 28, 2012	130,000	2.12		275,600
February 29, 2012	15,000	2.12		31,800
March 1, 2012	150,000	2.12		318,000
March 29, 2012	8,334	0.68		5,667.12
September 14, 2012	5,000	1.13		5,650
November 14, 2012	3,334	0.68		2,267.12
January 17, 2013	16,667	0.68		11,333.56
January 30, 2013	18,333	3.11		57,015.63
February 4, 2013	18,668	2.52		47,043.36
March 26, 2013	165,000	2.59	(US)	427,350	(US)
March 26, 2013	40,000	2.66		106,400
June 25, 2013	6,666	2.01		13,398.66
October 23, 2013	160,000	0.68		108,800
November 15, 2013	40,714	0.68		27,685.52
November 25, 2013	100,000	0.68		68,000
January 3, 2014	8,334	0.68		5,667.12
January 6, 2014	26,056	0.68		17,718.08
January 7, 2014	100,000	0.68		68,000
January 8, 2014	50,000	0.68		34,000
January 8, 2014	26,389	0.68		17,944.52

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Date of Issuance/Grant	Number of Augusta Shares	Distribution Price Per Augusta Share ($)		Aggregate Proceeds ($)
January 13, 2014	34,741	0.68		23,623.88
January 14, 2014	75,000	0.68		51,000
January 16, 2014	44,903	1.41	(US)	63,313.23	(US)
January 16, 2014	50,000	0.68		34,000
January 16, 2014	65,000	0.68		44,200
January 20, 2014	28,065	0.68		19,084.2
January 22, 2014	50,000	0.68		34,000
January 24, 2014	130,000	0.68		88,400
January 27, 2014	135,000	0.68		91,800
January 30, 2014	18,333	2.01		36,849.33
February 11, 2014	230,000	3.20	(US)	736,000	(US)
March 4, 2014	20,172	3.32		66,971.04
March 13, 2014	20,000	1.13		22,600
March 19, 2014	15,766	3.33		52,500.78
March 26, 2014	40,000	3.41		136,400
April 4, 2014	20,710	3.38		69,999.8
April 25, 2014	47,872	3.29		157,498.88
May 7, 2014	6,667	3.11		20,734.37
June 23, 2014	125,000	0.97		121,250
June 23, 2014	4,469	3.03		13,541.07
June 27, 2014	3,452	3.03		10,459.56
July 2, 2014	25,000	2.41		60,250
July 2, 2014	10,841	1.92		20,814.72
July 16, 2014	5,439,210	3.20		17,405,472
July 16, 2014	406,978	3.20		1,302,329.6

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